Exhibit 2-C

Confidential treatment has been requested for portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Execution Version

TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION

SERVICES AGREEMENT

(MERRICOURT WIND PROJECT)

Dated as of November 16, 2016

By and between

OTTER TAIL POWER COMPANY

as Owner

and

EDF-RE US DEVELOPMENT, LLC

as Contractor

 i

Section 4.9	Effect of Payment	42
Section 4.10	Set-off	43
Section 4.11	Payment Dates	43
Section 4.12	Payment Withheld	43
Section 4.13	Release of Liens	43
Section 4.14	Final Payment	43

Article 5 OWNER RESPONSIBILITIES		43

Section 5.1	Project Site Access	43
Section 5.2	Permits	44
Section 5.3	[Reserved]	44
Section 5.4	Review of Design Documents	44
Section 5.5	Owner-Caused Delay	44

Article 6 COMPLETION; COMMISSIONING AND TURNOVER		44

Section 6.1	General	44
Section 6.2	Foundation Completion	44
Section 6.3	WTG Mechanical Completion	45
Section 6.4	Commissioning and Turnover of Electrical Works	46
Section 6.5	Project Substantial Completion	47
Section 6.6	Final Completion	48
Section 6.7	Achievement of Foundation Completion, Commissioning and Turnover of Electrical Works, Mechanical Completion, WTG Substantial Completion, Project Substantial Completion and Final Completion	49
Section 6.8	Completion Guarantees	50
Section 6.9	Delay Liquidated Damages	50

Article 7 WARRANTIES		51

Section 7.1	Infrastructure Facilities Warranty	51
Section 7.2	WTG Warranties	54
Section 7.3	Subcontractor Warranties	54
Section 7.4	General Limitations on Warranties and Remedies	54

Article 8 FORCE MAJEURE		54

Section 8.1	Performance Excused	54
Section 8.2	Disputes; Burden of Proof	56

Article 9 SCOPE CHANGES		56

Section 9.1	Scope Changes	56
Section 9.2	Scope Change by Owner	57
Section 9.3	No Unapproved Scope Changes	57
Section 9.4	Required Scope Changes	57
Section 9.5	Authorization for Scope Change	58
Section 9.6	Agreement on Firm or Unit Prices	58

EXHIBITS

Exhibit 1.1	Description of Project Site and Real Property Rights
Exhibit 2.2.2	Part 0 – Scope of Work
Part 1 – WTG Technical Specifications
Part 2a – Road Specification
Part 2b – Hydrology Specification
Part 3 –Transformer Specification
Part 4 – Foundation Technical Specifications
Part 5 – Infrastructure Layout
Part 6 – Collection System Technical Specifications
Part 7 – O&M Building Technical Specifications and Floor Plan
Part 8 – Power System Study Specification
Part 9 - SCADA Specification
Part 10 - General Engineering Specification
Part 11 – Substation Specification
Exhibit 2.2.7	Training Program
Exhibit 2.4.1	Project Schedule
Exhibit 2.4.3	Form of Monthly Progress Report

Exhibit 2.5.2	Owner’s Safety Procedures
Exhibit 2.5.5	Project Document Submittals and As-Built Drawings Schedule
Exhibit 2.6.1	Project One-Line Diagrams, Equipment and Material List
Part 1 Project One-Line Diagram
Part 2 Example Equipment and Material List
Exhibit 2.8	Project Quality Assurance Plan
Exhibit 2.9	List of Permits
Exhibit 2.12.1	Contractor’s Safety Program
Exhibit 3.1.2	Form of Assignment Clause for Subcontracts
Exhibit 3.2	List of Approved Subcontractors
Exhibit 4.1	Payment Schedule
Exhibit 4.1.1	Options
Exhibit 4.1.2	Form of Owner LOC
Exhibit 4.2.4	Tax Exemption Certificate
Exhibit 4.3	Form of Milestone Payment Request
Exhibit 4.5	Form of Partial Lien Waivers
Exhibit 4.5.a	Form of Final Lien Waivers
Exhibit 4.7	Form of EDF-EN Guaranty
Exhibit 4.7.a	Form of Construction Period Guaranty
Exhibit 4.7.b	Form of Post-Construction Guaranty
Exhibit 4.7.c	Form of Backup LOC
Exhibit 6.2.7	Form of Foundation Completion Certificate
Exhibit 6.3	Form of WTG Mechanical Completion Certificate
Exhibit 6.3.1	Mechanical Completion Checklist
Exhibit 6.4	Form of Electrical Works Commissioning and Turnover Certificate
Exhibit 6.4.3	Commissioning, Test and Inspection Procedures
Exhibit 6.5	Form of WTG Commissioning and Turnover Certificate
Exhibit 6.5.10	Part 1 [Reserved]
Part 2 WTG Substantial Completion Certificate
Part 3 Project Substantial Completion Certificate
Exhibit 6.6.13	Form of Final Completion Certificate
Exhibit 9.11	Contractor’s Time and Materials Rates
Exhibit 12	Insurance
Exhibit 13.2.2	Turbine Supply Security and Collateral Assignment
Exhibit 13.2.2.a	Turbine Supplier Consent to Assignment
Exhibit 13.2.2.b	Prime Subcontract Security and Collateral Assignment

SCHEDULES

Schedule 11.4	Adjustment of PTC Liquidated Damages

 v

TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION SERVICES AGREEMENT

THIS TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION SERVICES AGREEMENT (this “Agreement”), is made, entered into and effective as of November 16, 2016, (“Effective Date”) by and between OTTER TAIL POWER COMPANY, a Minnesota corporation (“Owner”), and EDF-RE US DEVELOPMENT, LLC, a Delaware limited liability company (“Contractor”) (each of Owner and Contractor individually referred to as a “Party” and together as the “Parties”).

RECITALS

A.           Contractor is in the process of developing a 150 MW wind energy generation project in McIntosh and Dickey Counties, North Dakota, capable of supporting the installation and operation of seventy-five (75) Vestas 2.0 V110 wind turbines, each with a 2.0 megawatt nameplate rating, and in connection therewith has acquired certain real estate rights and other assets and commenced certain development activities (the “Project”).

B.           Owner desires to acquire the Project prior to the commencement of construction thereof.

C.           Pursuant to a separate Asset Purchase Agreement entered into between the Parties concurrently herewith, Owner, Contractor and certain Affiliates of Contractor have agreed upon the terms whereby Contractor will sell the Project Site, the 5% Safe Harbor Turbines and certain other assets related to the Project to the Owner.

D.           Owner desires to engage and hire Contractor to provide certain project management, design, engineering, procurement, construction, commissioning, start-up, turnover and related services for the Project, all on a turnkey fixed price basis, and in accordance with the terms and conditions specified herein.

E.           The Parties desire to enter into this Agreement in order to set forth their respective rights and obligations.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS AND RULES OF INTERPRETATION

Section 1.1           Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

“5% Safe Harbor Turbines” has the meaning set forth in the Asset Purchase Agreement.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Agreement” means this Turnkey Engineering, Procurement and Construction Services Agreement and all Exhibits hereto, as the same may be modified, amended, or supplemented from time to time in accordance with the terms hereof.

“Agreement Documents” means this Agreement, Exhibits, Drawings, As-Built Drawings, Documents, Technical Specifications, Scope Change Orders and Design Documents.

“Agreement Price” has the meaning set forth in Section 4.1.

“Applicable Laws” means all statutes, laws, treaties, ordinances, exemptions, judgments, decrees, injunctions, writs, orders, rules, regulations, any necessary permits, authorizations or licenses, and interpretations of any governmental authorities having proper jurisdiction over, or otherwise exercising authority with respect to, the Parties, the Project, the performance of the obligations to be performed hereunder, or the operation of the Project.

“Applicable Standards” means Prudent Industry Practices and Prudent Engineering Practices; provided, however, that if any portion of such standards or codes conflict with or is less stringent than any Applicable Laws, such conflicting or less stringent portions of such standards shall not be deemed “applicable.”

“As-Built Drawings and Documentation” has the meaning set forth in Section 2.5.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of the Effective Date by and between Owner, Contractor, Power Partners Midwest, LLC, a Delaware limited liability company, EDF Renewable Development, Inc., a Delaware corporation, and Merricourt Power Partners, LLC, a Delaware limited liability company.

“Authorized Representatives” means Contractor’s Representative and Owner’s Representative collectively.

“Backup LOC” has the meaning set forth in Section 4.7.

“Business Day” means any day other than Saturday, a Sunday, or a holiday, on which banks are generally open for business in both Minneapolis, Minnesota and Fargo, North Dakota.

“Buy-Back Amount” has the meaning set forth in Section 11.3

“Buy-Back Right” has the meaning set forth in Section 11.3.

2

“Change in Law” means the enactment, adoption, promulgation, issuance, modification, or repeal after the Effective Date of any Applicable Laws or Permit or any material change in the interpretation of any Applicable Laws or Permit by any Governmental Authority or court of law that adversely affects Contractor’s costs or schedule for performing the Work, except that (i) a change in federal, state, or local income tax law shall not be a Change in Law and (ii) an enactment, adoption, promulgation, or material change in the interpretation of an Applicable Law or Permit that is published prior to the Effective Date but that becomes effective after the Effective Date shall not be a Change in Law.

“Closing Date” shall mean the “Closing Date” under and as such term is defined in the Asset Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect.

“Commissioning” means the start-up and commissioning activities to be conducted in accordance with the Commissioning Test and Inspection Procedures.

“Commissioning and Turnover of Electrical Works” has the meaning set forth in Section 6.4.

“Commissioning Test and Inspection Procedures” means the test and inspection procedures set forth in Exhibit 6.4.3.

“Completion Certificate” or “Completion Certificates” has the meaning set forth in Section 6.7.

“Concealed Subsurface Conditions” has the meaning set forth in Section 9.8.

“Confidential Information” has the meaning set forth in Section 17.1.

“Collection Substation” means the substation to be constructed as part of the Project described in Exhibit 2.2.2, Part 11.

“Construction Period Guaranty” means a guaranty by EDF-EN of the full and timely payment of the obligations of Contractor hereunder and of Sellers under the Asset Purchase Agreement, in the form of Exhibit 4.7.a in an amount not to exceed [**] ($[**]).

“Construction Period Guaranty Expiration” has the meaning set forth in Section 4.7.2.

“Construction Services” means all services required to construct a fully operational Project; and further provided that any Change in Law shall not affect Contractor’s obligation to complete such actions and services, including the Permits.

_____________________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

3

“Consumable Parts” has the meaning set forth in Section 2.6.2.

“Contractor” has the meaning set forth in the Preamble.

“Contractor Event of Default” has the meaning set forth in Section 13.1.

“Contractor Indemnified Party” has the meaning set forth in Section 10.1.4.

“Contractor’s Representative” means Benjamin Pillod, as such person may be changed from time to time by Contractor in writing to Owner.

“Contractor’s Safety Program” means the safety plan and program prepared by Contractor in accordance with Section 2.12.1.

“Coordinator of Local Hiring Services” has the meaning set forth in Section 2.7.3.

“Counties” has the meaning set forth in Section 2.7.3.

“Credit Trigger Event” means (a) with respect to EDF-EN, the failure of (i) Électricité de France S.A.to own, directly or indirectly, at least fifty percent (50%) of the issued and outstanding equity of EDF-EN; or (ii) EDF-EN to have a Tangible Net Worth of at least €1,750,000,000.00, (b) with respect to EDF-RE, the failure of EDF-RE to have a Tangible Net Worth of at least $50,000,000.00 and (c) with respect to Owner, the downgrading of Owner’s senior unsecured credit rating by any two Rating Agencies to below BBB- (or Baa3 in the case of Moody’s).

“Critical Path” means the sequence of activities and milestones required to complete the Project within the time period set forth in the Project Schedule.

“Day” or “Days” means one or more calendar days.

“Defect” or “Defective” means (a) a failure to perform engineering or design services that are a part of the Work in accordance with the Requirements of the Agreement or (b) any construction of the Work, or a part or a component thereof, that (i) breaks, (ii) ceases to perform the function for which it was designed or installed, (iii) fails to conform to the Requirements of this Agreement, or (iv) is not free of defects or deficiencies in material or workmanship. The term “Defects” shall neither be construed to include damage caused by Owner’s or any third parties’ acts or omissions (other than the acts and omissions of Contractor, its Subcontractors or any Person directly or indirectly employed by any of them or for whom any of them are responsible) to the extent arising out of abuse, misuse, negligence in operation, maintenance and repair (unless such act or omission was taken or made at the written direction of Contractor) or failure to follow Contractor’s or manufacturers’ written recommendations and directions set forth in Documents required to be delivered hereunder and Prudent Industry Practices, nor shall the term “Defects” be construed to include ordinary wear and tear (unless as a result of a defect or deficiency).

“Delay Liquidated Damages” has the meaning set forth in Section 6.9.

4

“Design Development” means the process in which the Contractor prepares and revises Design Documents.

“Design Documents” has the meaning set forth in Section 2.5.2.

“Documents” shall have the meaning set forth in Section 14.2 of this Agreement.

“Dollars” or “$” means the lawful currency of the United States of America.

“Drawings” means all (i) drawings or supplementary drawings furnished by Contractor as a basis for soliciting proposals, (ii) drawings, if any, submitted by Contractor with its proposal which are included in this Agreement, and (iii) engineering data and drawings submitted by Contractor, if any, during the progress of the Work, provided such drawings are prepared in collaboration with Owner in accordance with the Requirements and the terms of this Agreement.

“EDF-EN” means EDF Energies Nouvelles, S.A., a French société anonyme.

“EDF-EN Guaranty” means a guaranty by EDF-EN of the full and timely payment of the obligations of Contractor hereunder and of Sellers under the Asset Purchase Agreement, in the form of Exhibit 4.7.1 in an amount not to exceed [**] ($[**]).

“EDF-EN Guaranty Expiration” has the meaning set forth in Section 4.7.1.

“EDF-RE” means EDF Renewable Energy, Inc., a Delaware corporation.

“Effective Date” has the meaning set forth in the Preamble.

“Electrical Works Commissioning and Turnover Certificate” means a certificate in the form of Exhibit 6.4.

“Electrical Works” means the facilities, equipment and work described in Exhibit 2.2.2-Part 3, Exhibit 2.2.2-Part 6 and Exhibit 2.2.2-Part 11.

“Environmental Laws” means all Laws that regulate or relate to (a) the protection or clean-up of the environment; (b) the Handling of Hazardous Materials; (c) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; and (d) the health and safety of persons or property, including, without limitation, protection of the health and safety of employees, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Clean Water Act; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the Migratory Bird Treaty Act 16 U.S.C. § 703 et seq.; the Bald and Golden Eagle Protection Act 16 U.S.C. § 668 et seq.; Centers for Disease Control guidelines, policies and procedures; and all other analogous or related Laws currently in effect (including implementing regulations promulgated pursuant thereto) of any Governmental Authority having jurisdiction over the assets in question addressing pollution control or protection of Protected Species, the environment, wildlife, plants, natural resources, or human health.

_____________________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

5

“Exhibits” means each Exhibit attached hereto and incorporated in its entirety by this reference.

“Extended Force Majeure Event” has the meaning set forth in Section 8.1.8.

“Final Completion” has the meaning set forth in Section 6.6.

“Final Completion Certificate” means the certificate in the form of Exhibit 6.6.13.

“Final Lien Waiver” means a sworn statement and waiver of liens prepared by Contractor and each Major Subcontractor, as applicable, which provides that such Person unconditionally waives and releases all mechanic’s liens with respect to all Work for which Contractor requested final payment in the form set forth in Exhibit 4.5.a, Final Lien Waivers.

“Final IRS Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals (other than appeals to the United States Supreme Court) by the parties to the action have been exhausted or the time for filing such appeals has expired, (b) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding entered into in accordance with this Agreement, (c) the expiration of the time for instituting suit with respect to a claimed deficiency or (d) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

“Force Majeure Event” means any event that wholly or partly prevents or delays the performance by the Party affected of any obligation arising under the Agreement Documents, but only if and to the extent (i) such event is beyond the reasonable control of, and (ii) without fault or negligence of the Party claiming the Force Majeure Event. Subject to the foregoing, Force Majeure Event may include, without limitation: condemnation; expropriation; invasion; plague; drought; landslide; tornado; hurricane; tsunami; flood; a lightning strike that causes damage to equipment or materials on the Project Site; earthquake; fire; blizzards; ice storms; precipitation in excess of the 25-year, 24-hour precipitation event threshold as determined by the National Climatic Data Center, National Oceanic and Atmospheric Administration, for the area in which the Jamestown Regional Airport is located; explosion; epidemic; quarantine; war (declared or undeclared), terrorism or other armed conflict; material physical damage to the Project caused by third parties (which shall not include any of Contractor’s Subcontractors or their employees); strikes and other labor disputes of a regional nature not occurring on the Project Site; riot or similar civil disturbance or commotion; other acts of God; acts of the public enemy; blockade; insurrection, riot or revolution; sabotage or vandalism; embargoes; and, actions of a Governmental Authority including any Change in Law.

6

Force Majeure Event shall also include the following: (a)  failure of Subcontractors of Contractor to deliver goods or Work in a timely manner due to a Force Majeure Event affecting such suppliers; (b) the unavailability of interconnection to the Transmission Provider’s transmission system or receipt of back feed power to the Project, which results from any cause or event (unless caused by the acts or omissions of Contractor or any of its Subcontractors) but only to the extent that such transmission or backfeed power unavailability prevents Contractor from commissioning the infrastructure facilities in order to achieve Substantial Completion by the Guaranteed Project Substantial Completion Date; (c) delays in transportation resulting from accidents or closure of roads or other transportation routes by governmental authorities which are caused by a Force Majeure Event, and (d) with respect to completion of any Punch List Items required to achieve Final Completion (if Substantial Completion has occurred) that require the movement or penetration of soil, including, without limitation, re-grading or re-seeding, seasonal frozen ground conditions at the Project Site.

In no instance shall the following be considered events beyond Contractor’s reasonable control or constitute a Force Majeure Event: (i) labor disturbances related only to the Project Site (except that such exclusion of labor disturbances from a Force Majeure Event shall not include national or regional labor disturbances that affect the Project Site), (ii) availability of, or price levels or fluctuations with respect to labor, goods, materials, services, supplies or components of equipment related to the Work to be supplied by Contractor under this Agreement, (iii) economic hardship (including lack of money), (iv) any failure by the Contractor to obtain or maintain any applicable permit it is required to obtain and maintain hereunder caused by Contractor’s own act or omission, (v) any other act, omission, delay, default or failure (financial or otherwise) of a Subcontractor, other than those caused by a Force Majeure Event, (vi) Weather Delay Days, or (vii) any delay or failure of Contractor to obtain equipment due to the delay or failure of any Subcontractor to perform any obligation to Contractor unless such delay or failure is caused by a Force Majeure Event.

“Foundation Completion” means the satisfaction of all of the requirements set forth in Section 6.2.

“Foundation Completion Certificate” means a certificate in the form set forth in Exhibit 6.2.7 hereto.

“Foundation Load Specifications” shall mean the design loads for the Foundations set forth in Exhibit 2.2.2-Part 4, Foundation Technical Specifications.

“Foundations” mean WTG foundations constructed pursuant to the Foundation Load Specifications.

“Governmental Authority” means any federal, state, local or other governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity, or any political subdivision thereof having legal jurisdiction over the Agreement, the performance of the Work, or the Parties.

7

“Guaranteed Completion Dates” has the meaning set forth in Section 6.8.

“Guaranteed Final Completion Date” has the meaning set forth in Section 6.8.

“Guaranteed Project Substantial Completion Date” means October 31, 2019, as modified in accordance with Section 5.5 and Article 9; provided, that (a) if the Closing Date occurs after November 1, 2018 and on or prior to March 1, 2019, the Guaranteed Project Substantial Completion Date shall be extended on a day for day basis for each day between November 2, 2018 and the Closing Date, (b) if the Closing Date occurs on or after March 2, 2019 and on or before June 30, 2019, the Guaranteed Project Substantial Completion Date shall mean August 31, 2020, and (c) if, following issuance by Owner of a Limited Notice to Proceed on or before July 1, 2019, the Closing Date occurs on or before September 1, 2019, the Guaranteed Project Substantial Completion Date shall mean October 31, 2020, in each case as modified in accordance with Section 5.5 and Article 9.

“Guaranteed Mechanical Completion Date” means September 30, 2019 as modified in accordance with Section 5.5 and Article 9; provided, that (a) if the Closing Date occurs after November 1, 2018 and on or prior to March 1, 2019, the Guaranteed Mechanical Completion Date shall be extended on a day for day basis for each day between November 2, 2018 and the Closing Date, (b) if the Closing Date occurs on or after March 2, 2019 and on or before June 30, 2019, the Guaranteed Mechanical Completion Date shall mean July 31, 2020, and (c) if, following issuance by Owner of a Limited Notice to Proceed on or before July 1, 2019, the Closing Date occurs on or before September 1, 2019, the Guaranteed Mechanical Completion Date shall mean September 30, 2020, in each case as modified in accordance with Section 5.5 and Article 9.

“Guarantor” means (i) EDF-EN with respect to the EDF-EN Guaranty and the Construction Period Guaranty and (ii) EDF-RE with respect to the Post-Construction Guaranty.

“Guaranty” means each of the EDF-EN Guaranty, the Construction Period Guaranty and the Post-Construction Guaranty.

“Hazardous Materials” means any substance pollutant, contaminant, chemical, material or waste that is regulated, listed or identified under any Environmental Law, or which is deemed or may be deemed hazardous, dangerous, damaging or toxic to living things or the environment, and shall include, without limitation, any flammable, explosive, or radioactive materials; hazardous materials; radioactive wastes; hazardous wastes; hazardous or toxic substances or related materials; polychlorinated biphenyls; petroleum products, fractions and by-products thereof; asbestos and asbestos-containing materials; medical waste, solid waste, and any excavated soil, debris, or groundwater that is contaminated with such materials; any hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C.A. § 9601 et seq.), any solid waste under the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C.A. § 6901 et seq.), or any contaminant, pollutant, waste or toxic substance under the Clean Air Act, as amended (42 U.S.C.A. § 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C.A. § 1251 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C.A. § 300f et seq.), the Emergency Planning and Community Right-To-Know Act, as amended (42 U.S.C.A. sec. 110001 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C.A. sec. 651 et seq.), the Hazardous Materials Transportation Act, as amended, (49 U.S.C.A. sec. 5101 et seq.) or the Toxic Substances Control Act, as amended (15 U.S.CA. § 2601 et seq.).

8

“Infrastructure Facilities” means all of the balance of the plant work, including but not limited to, buildings, roads, Foundations, laydown areas, Electrical Works and other permanent fixtures as more fully described in Exhibit 2.2.2-Part 5.

“Infrastructure Facilities Warranty” has the meaning set forth in Section 7.1.1.

“Infrastructure Facilities Warranty Period” has the meaning set forth in Section 7.1.2.

“Infrastructure Facilities Warranty Service” has the meaning set forth in Section 7.1.3.

“Intellectual Property Rights” has the meaning set forth in Section 17.3.

“Interconnection Agreement” means either (i) the Generator Interconnection Agreement made and entered into as of October 10, 2011 by and between EDF Renewable Development, Inc. (formerly known as enXco Development Corporation), Montana-Dakota Utilities, a Division of MDU Resources Group Inc. and MISO and associated with MISO Interconnection Queue Request G359, together with all other rights in MISO Interconnection Queue Request G359 and all associated studies, reports and communications with MISO related thereto or (ii) the Generator Interconnection Agreement to be entered into for MISO Interconnection Queue Request J457, together with all other rights in MISO Interconnection Queue Request J457 and all associated studies, reports and communications with MISO related thereto, as applicable.

“Interconnection Substation” means the Transmission Owner’s Wishek substation, located in McIntosh County, North Dakota, at which the Point of Interconnection is made.

“Kick-Off Meeting” has the meaning set forth in Section 2.5.4.

“LIBOR” means, for any day, a rate per annum equal to the “London Interbank Offered Rate (Libor)” for a three (3) month period as set forth in the Money Rates Section of The Wall Street Journal, Western Regional Edition (“The Wall Street Journal”), on such day (or, if The Wall Street Journal is not published on such day, the next preceding Business Day on which The Wall Street Journal is so published); provided that, if The Wall Street Journal is no longer published or the applicable LIBOR rate is no longer quoted therein, then “LIBOR” shall be a reasonably comparable rate as shall be mutually agreed upon by Owner and Contractor.

“Limited Notice to Proceed” means the limited notice issued by Owner and reasonably agreed to by Contractor prior to the issuance of the full Notice to Proceed, directing Contractor to commence certain engineering work and to carry out the purchase of long lead-time materials related to the Project, the aggregate value of which shall be equal to Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000) (or such other amount as the Parties may agree) and will be non-refundable subject to Contractor’s compliance with the last sentence of Section 2.16.

9

“Major Subcontract” means any agreement(s) between Contractor and a first-tier Subcontractor having an aggregate value in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) for performance of any part of the Work at the Project Site. Notwithstanding anything herein to the contrary, the Turbine Supply Agreement shall not be considered to be a Major Subcontract.

“Major Subcontractor” means any Subcontractor with whom Contractor will enter (or has entered) into a Major Subcontract to perform work on the Project. Notwithstanding anything herein to the contrary, the Turbine Supplier shall not be considered to be a Major Subcontractor.

“Mandatory Comments” has the meaning set forth in Section 2.5.6.2.

“Mechanical Completion” has the meaning set forth in Section 6.3.

“Mechanical Completion Certificate” means a certificate in the form set forth in Exhibit 6.3, Form of WTG Mechanical Completion Certificate.

“Milestone” means Critical Path ‘milestone’ designated as such in Exhibit 2.4.1.

“Milestone Payments” has the meaning set forth in Section 4.3 and as further described in Exhibit 4.1 Payment Schedule.

“Milestone Payment Request” means the written request for a Milestone Payment in substantially the form of Exhibit 4.3, Form of Milestone Payment Request.

“Monthly Progress Report” means a monthly written report prepared by Contractor in the form of Exhibit 2.4.3, Form of Monthly Report describing the actual progress of the Work showing in detail the progress to date and the then-current scheduling of all major elements of design, procurement, construction, testing and other aspects of the Work, including the incorporation of delay and acceleration analyses where appropriate, as specified in the Project Schedule.

“MPT” means the main power transformer for the Project.

“MPT Supply Agreement” means that certain MPT supply agreement entered into between Contractor and any MPT supplier.

“MW” means megawatt.

“Notice to Proceed” means the notice deemed issued by Owner and received by Contractor directing Contractor to commence the Work in accordance with the terms of this Agreement which shall be deemed issued by Owner and received by Contractor as of the Closing Date under the Asset Purchase Agreement.

“Notice to Proceed Date” means the date of issuance of the Notice to Proceed which shall be the same as the Closing Date.

10

“Owner” has the meaning set forth in the Preamble.

“Owner-Caused Delay” has the meaning set forth in Section 5.5.

“Owner Event of Default” has the meaning set forth in Section 13.3.

“Owner Indemnified Party” has the meaning set forth in Section 10.1.1.

“Owner LOC” has the meaning set forth in Section 4.1.2.

“Owner’s Representative” means Harvey McMahon, as such person may be changed from time to time by Owner in writing to Contractor.

“O&M Manual” means the complete system instructions and procedures for the operation and maintenance of the WTG and the Infrastructure Facilities, including Contractor’s manufacturers’, vendors’, suppliers’ and Subcontractors’ recommended list of Spare Parts, all safety information and any precautionary measures therefore.

“Partial Lien Waiver” means a sworn statement prepared by the Contractor and each Subcontractor performing work at the Project Site in the form set forth in Exhibit 4.5, Form of Partial Lien Waivers.

“Party” or “Parties” have the meaning set forth in the Preamble.

“Payment Schedule” means the schedule of payments to be made by Owner to Contractor set forth in Exhibit 4.1, Payment Schedule.

“Permissible Materials” has the meaning set forth in Section 2.12.5.1.

“Permit” means any valid waiver, exemption, variance, certificate, franchise, permit, authorization, license or similar order, of or from, or registration or filing with, or notice to, any Governmental Authority that is required by Applicable Laws to be obtained or maintained in connection with design, engineering, procurement, construction, testing, operation or maintenance of the Project, the Project Site, performance of the Work, testing, Commissioning, health and safety, or the environmental condition of the Project or the Project Site.

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, Governmental Authority, or any other entity or organization.

“Point of Interconnection” means the Wishek-to-Ellendale 230kV transmission line owned by Transmission Owner where the Merricourt Project substation will connect into the Transmission Provider’s system.

“Post-Construction Guaranty” means a guaranty by EDF-RE of the full and timely payment of the obligations of Contractor hereunder and of Sellers under the Asset Purchase Agreement, in the form of Exhibit 4.7.b in an amount not to exceed [**] ($[**]).

____________________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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“Post-Construction Guaranty Expiration” has the meaning set forth in Section 4.7.3.

“Pre-Existing Hazardous Material” means (i) any Hazardous Material that existed on or in the Project Site prior to the date when Contractor or any Subcontractor or other representative of Contractor is present on the Project Site on or following the Notice to Proceed Date and (ii) any Hazardous Material brought to the Project Site by Owner or any third party (other than any Subcontractor) after the Notice to Proceed Date.

“Prime Subcontract” means the Engineering, Procurement and Construction Services Agreement, dated as of the Closing Date, by and between Contractor and Prime Subcontractor.

“Prime Subcontract Security and Collateral Assignment Agreement” means the agreement under which Contractor has created a security interest in the Prime Subcontract in favor of Owner, substantially in the form set forth in Exhibit 13.2.2.b.

“Prime Subcontractor” means the Contractor approved prime subcontractor selected from the list set forth in Exhibit 3.2 prior to the Notice to Proceed Date.

“Prime Subcontractor Consent to Assignment” means a consent to assignment by Prime Contractor and acknowledged by Contractor, in form and substance reasonably satisfactory to Owner.

“Project” means the complete integrated wind-powered electricity generating plant, consisting of the Infrastructure Facilities and the WTGs, with a nominal nameplate capacity of 150 MW to be located on the Project Site to be developed, designed, procured, constructed, interconnected, tested and commissioned under this Agreement, including all structures, facilities, appliances, lines, conductors, instruments, equipment, apparatus, components, roads and other real and personal property and/or Real Property Rights comprising and integrating the entire facility described generally in the Technical Specifications.

“Project Closing” shall mean the “Closing” with respect to the “Project” under and as such terms are defined in the Asset Purchase Agreement.

“Project Quality Assurance Plan” shall mean the quality assurance plan described in Section 2.8 and as attached hereto as Exhibit 2.8, Project Quality Assurance Plan.

“Project Schedule” means the schedule in Primavera, Microsoft Project or other mutually agreeable electronic format as set forth in Exhibit 2.4.1 that describes certain dates and the time of completion of key milestones for timely completion of the Work as provided pursuant to Section 2.4.1.

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“Project Site” means all those parcels of land that are subject to the Real Property Rights on which the Project will be located, as more particularly described in Exhibit 1.1, Description of Project Site and Real Property Rights.

“Project Substantial Completion” has the meaning set forth in Section 6.5.

“Project Substantial Completion Certificate” means a certificate in the form of Exhibit 6.5.10-Part 3.

“Project Substantial Completion Date” means the date on which Project Substantial Completion has been achieved under Section 6.5.

“Project Surety Bond” has the meaning set forth in Section 4.7.2.

“Prudent Engineering Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, that prevail among national professional construction and engineering firms performing engineering, procurement and construction services on wind energy facilities in the U.S. of a type and size and having geographical and climatic attributes similar to the Project which, in the exercise of reasonable judgment and in the light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the design, construction and use of wind energy generating and operating, electrical and other equipment, facilities and improvements, with commensurate standards of safety, performance, dependability, efficiency and economy, and as are in accordance with Applicable Laws and generally accepted national standards of professional care, skill, diligence and competence applicable to design, engineering, construction and project management practices. Prudent Engineering Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.

“Prudent Industry Practices” means for wind electric generation facilities of a type and size and having geographical and climatic attributes similar to the Project, those practices, methods, specifications and standards of safety, performance, dependability, efficiency and economy recognized by a significant portion of the industry members in the U.S. as good and proper, and such other practices, methods or acts which, in the exercise of reasonable judgment by those reasonably experienced in the industry in light of the facts known at the time a decision is made, would be expected to accomplish the result intended at a reasonable cost and consistent with Applicable Laws, reliability, safety, and expedition. Prudent Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.

“PTC” means production tax credits under Section 45 of the Code.

“PTC Liquidated Damages” has the meaning set forth in Section 11.4.

“Punch List Items” means a monetized list which includes each item of Work that:

(a)          Owner and Contractor agree remains to be performed by Contractor following Project Substantial Completion;

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(b)          does not, in Contractor’s and Owner’s reasonable judgment, affect the ability of Owner to safely operate the Project in accordance with Applicable Standards and in compliance with all Applicable Laws;

(c)          does not, in Contractor’s and Owner’s reasonable judgment, affect the operability (including capacity, efficiency, reliability, or cost effectiveness), safety or mechanical or electrical integrity of the Project; and

(d)          does not, in Contractor’s and Owner’s reasonable judgment, affect the ability to Commission and test the WTGs, Infrastructure Facilities and the other components of the Project.

“Purchase Order” means the Owner issued purchase order that is issued, among other things, for the administrative purpose of facilitating the invoice and payment process.

“Qualified Institution” means the United States office of a commercial bank or trust company (which is not an Affiliate of any Party), having assets of at least $10 billion, and having Credit Ratings from two Ratings Agencies of at least A3 (in the case of Moody’s) or A- (in the case of S&P or Fitch).

“Real Property Rights” means all rights in or to real property (such as easement rights or other rights to use or access the Project Site), leases, agreements, Permits, easements, licenses, private rights-of-way, crossing and other rights required to be obtained or maintained in connection with construction of the Project on the Project Site, transmission of electricity to Transmission Provider, performance of the Work, or operation of the Project, a description of which is set forth in Exhibit 1.1.

“Recovery Plan” has the meaning set forth in Section 2.4.4.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing into the environment or the workplace of any Hazardous Material, and otherwise as defined in any Environmental Law.

“Requirements of this Agreement” means in accordance with the terms and conditions of this Agreement, and with Prudent Industry Practices, Prudent Engineering Practices, Applicable Standards and Applicable Laws.

“Retainage” has the meaning set forth in Section 4.3.

“Retainage Cap” has the meaning set forth in Section 4.3.

“SCADA System” means the automated remote monitoring system (Wind SCADA 1) including central computer, to be supplied by Contractor as part of the Work, as more fully described in the Technical Specifications, that collects (i) availability and power generation data from each WTG, (ii) wind direction and speed data, and (iii) other operational parameters describing the status of the Project and the Interconnection facilities.

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“Scope Change” has the meaning set forth in Section 9.1.

“Scope Change Order” means a written order to Contractor pursuant to Article 9, signed by Owner and countersigned by Contractor, authorizing a Scope Change.

“Scope of Work” means specific requirements regarding the Work, including the Technical Specifications for the Project, specifically as set forth in Exhibit 2.2.2.

“Sellers” means Contractor and each Affiliate of Contractor that is a party to the Asset Purchase Agreement.

“Settlement Agreement” has the meaning given to such term in Section 15.2.

“Site Safety Manual” has the meaning set forth in Section 2.12.2.

“Spare Parts” means the spare parts necessary to operate and maintain the WTGs and the Infrastructure Facilities.

“SMA” means that certain Service and Maintenance Agreement dated November 16, 2016 by and between Turbine Supplier and Contractor.

“SPCC” has the meaning given to such term in Section 2.12.5.7.

“State” shall mean the State of North Dakota for the purpose of Section 4.2.4.

“Step-In Notice” has the meaning set forth in Section 13.2.2.

“Step-In Rights” has the meaning set forth in Section 13.2.2.

“Subcontract” means an agreement between Contractor and any Subcontractor.

“Subcontractor” means any subcontractor, of any tier, or supplier of materials, equipment or services to Contractor or any subcontractor, of any tier, of any Person engaged or employed by Contractor in connection with the performance of the Work, including the Turbine Supplier.

“Submittals” is defined in Exhibit 2.5.5.

“Tangible Net Worth” means, with respect to Guarantor, the aggregate of its tangible assets (total assets less intangibles) less the aggregate of its liabilities as documented in its annual audited financial statement.

“Taxes” has the meaning set forth in Section 4.2.2.

“Tax Exemption Certificate” has the meaning set forth in Section 4.2.4.

“Technical Specifications” means the description of the Work, Infrastructure Facilities and WTGs, including the technical specifications referenced or described therein for the Project, set forth as Exhibit 2.2.2.

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“Termination for Cause” has the meaning set forth in Section 13.2.

“Termination Due to Force Majeure” has the meaning set forth in Section 13.4.1.2.

“Termination Notice” has the meaning set forth in Section 13.2.

“Tower” means each steel tubular tower component of a Wind Turbine Generator each of which shall have a hub height of approximately eighty (80) meters in each case, measured from the base of such tower to the center of the WTG hub upon which a Turbine Nacelle shall be mounted, including all ladders, platforms, internal lighting, safety equipment and all parts and assemblies necessary for a complete turbine tower, all as further described in the WTG Technical Specifications set forth in Exhibit 2.2.2-Part 1, WTG Technical Specifications.

“Tower Foundation Specifications” means the specifications (including bolt configurations, conduit placement grounding requirements and Tower load specifications) for the Foundations upon which the Towers shall be mounted, all as set forth in the Technical Specifications.

“Transformer Guarantees” has the meaning set forth in Section 6.8.1.

“Transmission Line” means the Wishek-to-Ellendale 230 kV transmission line owned by Transmission Owner.

“Transmission Owner” means Montana–Dakota Utilities or its successor in interest in its capacity as the owner and/or operator of the electrical transmission and distribution system to which the Project will be interconnected.

“Transmission Provider” means Midcontinent Independent Transmission System Operator (“MISO”) or its successors.

“Transmission Provider Safety and Interconnection Requirements” means any of Transmission Provider’s safety requirements and other regulations and requirements applicable to Work relating to the Point of Interconnection at the Interconnection Substation.

“Turbine Assembly Drawings” means the master set of Drawings, (including electrical Drawings) that sets forth the information required to perform assembly, installation, and erection of the WTGs and Towers, as set forth in the WTG Technical Specifications set forth in Exhibit 2.2.2 - Part 1, WTG Technical Specifications.

“Turbine Blade” means a turbine blade (approximately fifty-five (55) meters in length) component of a Wind Turbine Generator, the specifications for which are set forth in the WTG Technical Specifications set forth in Exhibit 2.2.2 - Part 1, WTG Technical Specifications.

“Turbine Nacelle” means the turbine nacelle component of a WTG, including hubs, main shafts, main bearings, gearboxes, generators, lightning protection system, gear reducers, nacelle yaw systems (including yaw motors and yaw gears), nacelle frames, brake systems, associated control equipment and ancillary equipment, as more particularly described in the WTG Technical Specifications set forth in Exhibit 2.2.2 - Part 1, WTG Technical Specifications.

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“Turbine Supplier” means Vestas-American Wind Technology, Inc., a California corporation.

“Turbine Supplier Consent to Assignment” means the consent to assignment by Turbine Supplier and acknowledged by Contractor substantially in the form set forth in Exhibit 13.2.2.a.

“Turbine Supply Agreement” means that certain turbine supply agreement dated November 16, 2016 between Contractor and Turbine Supplier.

“Turbine Supply Security and Collateral Assignment Agreement” means the agreement under which Contractor has created a security interest in the Turbine Supply Agreement in favor of Owner substantially in the form set forth in Exhibit 13.2.2.

“Turnover Package” means the following:

(a)          the WTG Turnover Package; and

(b)          all engineering, design, purchasing and other information relating to the Infrastructure Facilities, including, but not limited to: (a)  a Drawing index; (b)  a reference index; (c)  copies of Contractor’s and Subcontractors’ Permits; (d)  copies of all purchase orders on Major Subcontractor’s equipment (non-priced) with addenda; (e)  Subcontractor information for equipment purchased (as received from vendors) including instruction and maintenance manuals from Subcontractors; (f)  one copy of the As-Built Drawings and Documentation; (g)  training manuals; (h)   electrical 1-line diagrams for the Infrastructure Facilities; (i)  a cable and raceway schedule for the Infrastructure Facilities; (j)  connection report/loop diagrams for the Infrastructure Facilities; (k)  a final list and summary of the work performed by all Subcontractors and verification of the payment of all amounts due to each Subcontractor; (l) the final Project Quality Assurance Plan documents, and (m) tests results.

“Warranty Parts” has the meaning set forth in the Turbine Supply Agreement.

“Weather Delay Day” means a Day during which: (i) wind speeds above the limits the lift plan for that specific crane interfere with and prevent the safe movement (including the lifting) of WTG components; (ii) wind speeds above the limits set forth in the Turbine Supply Agreement that interfere with and prevent the performance of work necessary to achieve WTG Mechanical Completion; or (iii) other unusually severe or not reasonably anticipated inclement weather or cumulative weather events that prevents or interferes with the performance of Contractor or any of its Subcontractors if such effect can be demonstrated by Contractor as having a material adverse effect on the Project Schedule’s Critical Path. The existence of a Weather Delay Day shall be determined in increments of half of the work day otherwise scheduled. For the purpose of clarity, such half-day increment shall be defined by Contractor or any of its Subcontractors as the number of half work day increment hours on a Day in which Work was originally scheduled. In the event the weather event continues for more than the defined number of half work day increment hours in a Day, such period will be deemed to be a full Day.

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“Wind Conversion System Equipment” has the meaning set forth in Section 4.2.4.1.

“Wind Study” has the meaning set forth in the Asset Purchase Agreement.

“Wind Turbine Generator” or “WTG” means all or any portion of seventy-five (75) 2.0 MW wind turbine generators manufactured by Turbine Supplier with a fifty-five (55) meter blade supplied, delivered, assembled, erected and installed by Contractor, each including equipment, machinery, materials and Consumable Parts related thereto and the following components: a Tower, a Turbine Nacelle, Turbine Blades, controller (including interconnecting cabling from the Turbine Nacelle to the ground controller), control panels, converters, WindVar (or other Var control technology supplied by the Turbine Supplier), wind vanes, FAA lighting (if and as required), grounding, and anemometers, all as more particularly described in the Technical Specifications. WTGs shall not include special tools required for operation of the Project or Spare Parts. For the avoidance of doubt, the WTGs include the 5% Safe Harbor Turbines.

“Work” has the meaning set forth in Section 2.1.1.

“WTG Commissioning and Turnover Certificate” means a certificate in the form of Exhibit 6.5.

“WTG Cure Period” has the meaning set forth in Section 11.3.

“WTG Substantial Completion” means, with respect to a WTG, (i) the achievement of Mechanical Completion, (ii) the completion of the Electrical Works and (iii) the completion of Commissioning.

“WTG Substantial Completion Certificate” means a certificate in the form of Exhibit 6.5.10, Part 2.

“WTG Turnover Package” means the following: (a)  O&M Manuals; (b)  the erection and start-up manual including Turbine Assembly Drawings, erection diagrams, connection diagrams for the WTGs and the SCADA System, details of all interface points and connections and a cable schedule; and (c)  the SCADA System logic diagram.

Section 1.2           Rules of Interpretation. Unless otherwise required by the context in which any term appears:

1.2.1      capitalized terms used in this Agreement have the meanings specified in this Article 1;

1.2.2      the singular shall include the plural;

1.2.3      references to “Articles,” “Sections,” “Schedules,” “Annexes,” “Appendices” or “Exhibits” (if any) shall be to articles, sections, schedules, annexes, appendices or Exhibits (if any) of this Agreement, as the same may be amended, modified, supplemented or replaced pursuant to the terms hereof from time to time hereunder;

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1.2.4           all references to a particular entity shall include a reference to such entity’s successors and permitted assigns;

1.2.5           the words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement;

1.2.6           all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as established by the Financial Accounting Standards Board in the United States of America, consistently applied;

1.2.7           references to this Agreement shall include a reference to all appendices, annexes, schedules and Exhibits hereto, as the same may be amended, modified, supplemented or replaced pursuant to the terms hereof from time to time;

1.2.8           references to any agreement, document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time;

1.2.9           the use of the word “including” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” or “including but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered; and

1.2.10         references to an Applicable Law shall mean a reference to such Applicable Law as the same may be amended, modified, supplemented or restated and be in effect from time to time.

1.2.11         The Parties collectively have prepared this Agreement, and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

Article 2
THE PROJECT

Section 2.1                Scope of Work.

2.1.1           Appointment. Owner hereby retains Contractor to perform or cause to be performed all work for the design and engineering, procurement, construction, Commissioning and start-up of the Infrastructure Facilities and the procurement, delivery, assembly, erection, installation, Commissioning and start-up of the WTGs, which work and services shall include the Construction Services and the provision of all materials, equipment, machinery, tools, labor, transportation, administration and other services and items required to complete and deliver to Owner the fully integrated and operational Infrastructure Facilities and the fully assembled, installed, tested and operational WTGs, all on a fixed price, turnkey basis, and otherwise in accordance with this Agreement (collectively, the “Work”).

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2.1.2        Fixed Price; Turnkey. Contractor acknowledges that this Agreement constitutes a fixed price obligation to design and engineer, procure, construct, test, start-up and Commission the Project.

Section 2.2           Contractor Obligations. Without limiting the foregoing, Contractor shall perform the following as part of the Work:

2.2.1        Independent Contractor.

2.2.1.1           The Parties expressly agree that Contractor is an independent contractor and is not an employee, partner or joint venturer of Owner. Contractor shall (i) exercise its independent professional judgment in the performance of this Agreement, and (ii) supply the manner and means of performance of the Work hereunder. Contractor, its Subcontractors and their respective employees, agents and other representatives shall not have the right to represent or bind Owner in any manner. Owner, its employees, agents and other representatives shall not have the right to represent or bind Contractor or its Subcontractors in any manner.

2.2.1.2            Contractor and its Subcontractors are directly and solely responsible for the safety of their respective agents, employees and other representatives. Owner in no way assumes any of the duties, obligations or liabilities attributed to Contractor under this Agreement. Contractor shall promptly report via telephone and in writing to an Owner representative all material accidents in connection with the Work that result in death, personal injury, or property damage.

2.2.1.3            Any and all agents, employees and Subcontractors of Contractor provided to perform the Work shall be the agent, employee or Subcontractor of Contractor. Contractor shall be solely responsible for the wages, salary, overtime, taxes, benefits (if any) and any and all other payments or benefits owed to an agent, employee or Subcontractor of Contractor for Work provided under or pursuant to this Agreement. No Contractor’s employee shall be entitled to any retirement, welfare, fringe or other benefit provided by Owner to its employees.

2.2.1.4            If for any reason an investigation is conducted or a proceeding commenced by any Governmental Authority, the purpose of which is to determine whether for any reason a Contractor’s employee is an employee of Owner, Contractor shall assist and cooperate with Owner in preparing a response to or defending against, as the case may be, any such investigation or proceeding or the appeal of any such investigation or proceeding.

2.2.1.5           The Parties further agree that if a Governmental Authority determines that a Contractor’s employee is an employee of Owner, such Contractor’s employee shall be considered to be an employee of Owner only and solely to the extent set forth in the determination of the Governmental Authority and for no other purpose.

2.2.2           Project Management. Contractor shall be responsible for all Project management, all civil and electrical Infrastructure design, and the coordination and general management of the Work in accordance with the Scope of Work set forth in Exhibit 2.2.2. Contractor shall procure, deliver, handle and store and have risk of loss for all materials and equipment used in the Work, subject to the provisions of Article 14 below.

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2.2.3           Infrastructure Facilities. Contractor shall perform all services related to the Infrastructure Facilities in accordance with the Scope of Work set forth in Exhibit 2.2.2.

2.2.4           WTGs. Contractor shall procure and deliver, or cause to be procured and delivered the WTGs to the Project Site and provide or cause to be provided, all services, labor, equipment and materials necessary to assemble, erect and install the WTGs, all in accordance with the Scope of Work attached as set forth in Exhibit 2.2.2.

2.2.5           Storage; Security; Equipment. Following delivery of the WTGs to the Project Site and prior to the date of Commissioning and Turnover of the WTGs, Contractor shall provide appropriate storage and security for all WTGs, Consumable Parts, materials, supplies and other equipment required to assemble, erect and install the WTGs and other property owned or leased by Contractor or any Subcontractor located at the Project Site pursuant to the Real Property Rights or as otherwise provided by Contractor, incorporated in the WTGs, or stored or warehoused off the Project Site. All WTGs stored at a location other than the Project Site shall be segregated from the property of Contractor and third parties. Contractor shall use the same care to protect any of Owner’s property at any time in its possession or under its control while performing the Work as it does with its own property. Notwithstanding properly meeting the standard of care prescribed in the foregoing sentence, Contractor shall be responsible for any damage to such property while such property is in Contractor’s care, custody and control.

2.2.6           Nature of the Work. Contractor shall be responsible for having taken and shall take all steps necessary to fully understand the nature of the Work, the general local conditions which can affect the Work and the cost thereof. Except to the extent of a Force Majeure Event determined in accordance with Article 8 or as contemplated in Section 9.4 and Section 9.5, Contractor agrees that any schedule delays or cost increases related to or resulting from any failure by Contractor to fully acquaint itself with general local conditions which may affect the Work, including conditions relating to transportation, handling, storage of materials, import/export issues, Taxes, insurance, availability of labor, water, electricity, roads, or other public goods or services, normal climatic conditions (but specifically excluding conditions existing on during any Weather Delay Day), Applicable Law and the character and availability of equipment and facilities needed preliminary to and during the prosecution of the Work (collectively, “Conditions of the Nature of the Work”) shall not give rise to Contractor’s claim for additional time to perform the Work or an increase in the Agreement Price. Subject to Article 8 and Section 9.4 and Section 9.5, in no event shall the Conditions of the Nature of the Work relieve Contractor of its responsibilities under this Agreement, nor shall any Conditions of the Nature of the Work constitute a basis for a Scope Change Order under any circumstances.

2.2.7           Training. In accordance with the Project Schedule, Contractor shall provide the facilities, material, supplies, Personnel and other items required to train the operations and maintenance Personnel provided by Owner in the proper and safe operation and maintenance of the Facility and all Equipment incorporated therein and shall administer all training at the Facility Site in accordance with the Training Program set forth in Exhibit 2.2.7

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2.2.8           Geotechnical Survey. Contractor shall perform geotechnical surveys at each WTG pad site, O&M building sites, and Collection Substation sites to fully understand the nature of the soils and allow for proper design of foundations and other Work. Final engineered design of all access roads and foundations are the responsibility of the Contractor.

2.2.9           Environmental/Construction Stormwater Permit. The Construction Stormwater Permit shall remain in the name of Contractor and the Contractor shall retain ownership of the Construction Stormwater Permit until the Notice of Termination (NOT) has been submitted and the Construction Stormwater Permit has been closed (which is expected to extend beyond Final Completion).

Section 2.3             Compliance. Contractor shall cause the Work to be performed in compliance with the Requirements of this Agreement. Notwithstanding anything to the contrary in this Agreement, after the Guaranteed Project Substantial Completion Date, the sole remedy for any claim by Owner of a breach of this Section 2.3 shall be a warranty claim pursuant to Article 7.

Section 2.4               Project Schedule; Monthly Progress Report; Recovery Plan.

2.4.1           Project Schedule. Contractor shall administer the Work and perform the Work or cause the Work to be performed in accordance with the dates set forth in Exhibit 2.4.1. Contractor shall submit to Owner a Project Schedule no later than one (1) Month before the Notice to Proceed Date. The Project Schedule shall be reviewed and approved by Owner and shall be incorporated into this Agreement. Owner shall have the opportunity to review the Project Schedule and deliver comments to Contractor no later than the end of the fifth (5th) calendar day after Contractor delivers the Project Schedule to Owner. In the event Owner fails to timely provide comments to Contractor as provided by this Section 2.4.1, the Project Schedule shall be deemed approved by Owner as of the date of delivery thereof by Contractor. In the event Owner provided reasonable comments to Contractor as provided by the Section 2.4.1, Contractor shall include such Owner comments in the Project Schedule, provided that such Owner comments do not violate Applicable Standards.

2.4.2           The Project Schedule shall clearly depict the Critical Path of the work, and be in sufficient detail to portray the work of each phase, discipline, work type, system and area of the Project. Specific activity codes may be requested by Owner to facilitate grouping and sorting of the schedule. Contractor shall coordinate and incorporate the schedules of all Subcontractors into all applicable schedules, work plans and progress reports. Contractor shall provide Owner a weekly update to the Project Schedule, including the incorporation of delay and acceleration analyses where appropriate. Contractor shall provide Owner with the construction activities plan of the day for each particular construction day. The Contractor shall not be relieved from the obligation to meet any date set forth in Section 6.8 unless such date is extended pursuant to a Scope Change Order or in accordance with Article 8 as a result of a Force Majeure Event or Owner-Caused Delay. Contractor shall furnish to Owner updated schedules of the Work supplementing the Project Schedule, weekly work plans of activities being performed at the Project Site and Monthly Progress Reports. If Owner so directs, Contractor shall conduct monthly project meetings at mutually agreeable locations between representatives of Owner and Contractor to review the status of the Work. Contractor shall promptly notify Owner in writing at any time that Contractor has reason to believe that there shall be a material deviation in the Project Schedule that may result in Contractor not achieving the dates set forth in Exhibit 2.4.1 and shall set forth in such notice the corrective action planned by Contractor. Delivery of such notice shall not relieve Contractor of its obligations to meet the dates specified in Section 6.8 hereunder. In the event of a conflict between the dates set forth in the Project Schedule and the dates set forth in Section 6.8, the provisions of Section 6.8 shall prevail.

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2.4.3           Monthly Progress Report. Within ten (10) Business Days after the end of each calendar month, Contractor shall prepare and submit a Monthly Progress Report for the prior calendar month utilizing the form of Exhibit 2.4.3; except that in the event of any serious accidents at the Project Site, Contractor shall provide Owner with expedited notice and copies of all written communications with Governmental Authorities and insurance companies with respect to such accident.

2.4.4           Failure to Maintain Progress; Recovery Plan. If at any time during the performance of the Work Contractor has failed to achieve one or more Milestones by the date(s) set forth in Exhibit 2.4.1 for such Milestone(s), Owner may, at its sole discretion, unless Contractor demonstrates to Owner that it is still able to achieve the Guaranteed Project Completion Dates due to float included in Exhibit 2.4.1, order the Contractor to develop a Recovery Plan (the “Recovery Plan”) in order to meet the Project Schedule. Neither such notice by Owner, nor Owner’s failure to issue such notice, shall relieve the Contractor of its obligation to perform the Work in accordance with the Scope of Work, the Guaranteed Project Completion Dates, or any other requirement of this Agreement.

    2.4.4.1           Review; Approval; Implementation. Contractor shall submit such proposed Recovery Plan to Owner within seven (7) Days of receiving notice from Owner. Upon receipt of such proposed Recovery Plan, Owner shall, in good faith, promptly review and comment upon the proposed Recovery Plan within five (5) Days. Contractor shall accept Owner’s reasonable comments unless such comments are inconsistent with Applicable Standards and incorporate all reasonable Owner comments and resubmit, within seven (7) Days of receiving such Owner comments, the proposed Recovery Plan to Owner for approval. Contractor shall diligently pursue the implementation and completion of the Recovery Plan in order to cause the completion of the Work to meet the Guaranteed Completion Dates, including the utilization of additional shifts, additional manpower, overtime, additional construction equipment and re-sequencing of activities. Owner’s request for or approval of a Recovery Plan shall not constitute a Change Order or give rise to a claim by Contractor hereunder except to the extent such delay is an Owner-Caused Delay, Force Majeure Event, or is otherwise excused under this Agreement or Applicable Law, in which case Contractor may submit a Scope Change Order request under Article 9.

   2.4.4.2            Content of Recovery Plan. The Recovery Plan must improve progress through actions taken on the Project Site rather than through schedule manipulations. The Contractor shall not artificially improve its progress by revising schedule logic restraints or shortening planned activity durations that do not reflect actual achievable progress. The Recovery Plan shall include resources and commodity quantities in the schedule. A comparison of baseline and actual productivity versus proposed recovery productivity shall be included along with the specific actions proposed to increase productivity. Failure of Contractor to comply with such notice of Owner or failure of Contractor to adhere to the Recovery Plan in accordance with Section 2.4.4 shall constitute a material breach by Contractor.

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Section 2.5               Engineering and Design.

2.5.1           Engineering. Contractor shall perform or cause to be performed all engineering and design services for completion of the Work in conformity with the Requirements of this Agreement. All engineering work requiring certification shall be certified, if required, and all Design Documents requiring sealing shall be sealed, in each case by professional engineers licensed and properly qualified to perform such engineering and design services in all appropriate jurisdictions.

2.5.2           Design. Contractor shall design (or cause to be designed) the Project, including the Infrastructure Facilities, such that they are in compliance with the conditions and Requirements of this Agreement. Contractor shall use its commercially reasonable efforts to design the electrical collection and transmission systems to minimize interference with telephone and global positioning systems service in the vicinity of the Project. Owner shall participate in Design development by reviewing preliminary Design Documents and providing timely feedback to Contractor (and in any event, within ten (10) Business Days after receipt of such preliminary Design Drawings). On or before the Notice to Proceed Date, Contractor shall finalize and submit to Owner all preliminary Drawings and specifications for the Work (“Design Documents”); provided, however, that Contractor and Owner shall cooperate during such period in the preparation and design review of such Design Documents. The Design Documents shall comply with OSHA O&M lockout requirements and Owner safety policies and procedures as set forth in Exhibit 2.5.2. All final Design Documents shall be determined by Contractor in its sole discretion in accordance with the terms and conditions of this Agreement. Based on the Technical Specifications, Contractor shall prepare comprehensive Drawings and specifications setting forth in detail the requirements for the procurement and construction of the Work. As the Drawings and specifications for the Work are issued, they shall be clearly identified as Design Documents.

2.5.3           Final Wind Study. Contractor shall design the Project such that the final micro-siting of the WTGs shall be at the location assumed in the Wind Study, with only such WTG relocations (i) that do not require the movement of the WTG location more than two hundred (200) feet from the location assumed in the Site Plan, as such term is defined in the Asset Purchase Agreement or (ii) as are otherwise approved by Owner (with Owner’s approval not being unreasonably withheld). Contractor shall submit a properly addressed written request to Owner seeking approval of any proposed relocations where Owner’s prior approval is required pursuant to this Section 2.5.3. Owner shall have the right to reasonably object to any proposed relocations where Owner’s prior approval is required pursuant to this Section 2.5.3 within ten (10) Business Days after receipt of such request. If Owner has not provided notice to Contractor within ten (10) Business Days of receipt of such request that Owner does not approve of such relocations, including the Owner’s reasons for not approving such relocation(s), Owner shall be deemed to have approved such relocations. Contractor shall be responsible under this Agreement for obtaining any new or amended Permits in connection with any such relocation. All cost resulting from any such relocations will be borne by Contractor. Each Contractor request to Owner seeking approval of proposed relocations shall include a report identifying the net annual energy production impact of such moves as well as the cumulative net annual energy production impact of all moves from the locations assumed in the Wind Study.

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2.5.4           Construction Plan. No later than forty-five (45) Days after the date of Project Closing, Contractor shall develop and provide to Owner a written construction plan. Contractor’s construction plan shall be reasonably satisfactory to Owner and shall include a description of Contractor’s plans and programs outlining the systematic construction, installation, fabrication and assembly of the Infrastructure Facilities and the WTGs in accordance with the Requirements of this Agreement. Owner shall review Contractor’s written construction plan and, within ten (10) Days after Owner’s receipt of such plan, shall provide Contractor with Owner’s comments. If any comments are received from Owner during such ten (10) Day period, Contractor shall incorporate into such plan those comments as it deems appropriate in its reasonable discretion. Contractor’s construction plan will comply with the Requirements and this Agreement in all material respects. Contractor shall provide Owner an update of Contractor’s construction plan on a weekly basis (as a part of Contractor’s weekly report) until Project Substantial Completion is achieved. Contractor shall meet with Owner prior to beginning major phases of the Work (each a “Kick-Off Meeting”), including but not limited to, Access Road, Foundation, Collection System, and Collection Substation construction, and WTG erection, to review the detailed plan for those phases of work. Contractor shall provide Owner an update of Contractor’s construction plan on at least a weekly basis until Project Substantial Completion is achieved.

2.5.5           Document Submittals and As-Built Drawings. Contractor shall prepare and submit to Owner all Submittals specified in Exhibit 2.5.5, on or before the dates specified therein including a complete set of as-built Drawings prepared by Contractor in accordance with the requirements set forth in Exhibit 2.5.5, which accurately and completely represent the physical placement, of all WTGs and Infrastructure Facilities as assembled, erected and installed (“As-Built Drawings and Documentation”) and an as-built Survey (as such term is defined in the Asset Purchase Agreement) no later than the date of Final Completion.

2.5.6           Review of Drawings.

2.5.6.1            Plan for Review Schedule. Contractor shall provide to Owner a copy of each Document or Drawing that Owner is required to review pursuant to Exhibit 2.5.5, Section 2.5.2 and Section 2.5.6.2. Contractor shall transmit to Owner one (1) set of reproducible Drawings and other Design Documents as prepared by Contractor or a Subcontractor in conjunction with the performance of the Work (in addition to the As-Built Drawings and Documentation to be included in the Turnover Package) for each Turnover Package deliverable under Section 2.11.

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2.5.6.2            Owner Comment. Owner shall have the right, but not the obligation, to comment on any Document or Drawing delivered to Owner by Contractor pursuant to Exhibit 2.5.5, Section 2.5.2 and Section 2.5.6.2. Within ten (10) Business Days of receipt of any Drawing or Document required to be submitted to Owner for review under this Agreement, Owner shall provide Contractor any resulting comments or queries. If Owner fails to respond within such period, then such Drawing or Document shall be deemed to have been reviewed by Owner. In the event Owner’s comments identify errors in designs, specifications or any other inconformity with the Requirements of this Agreement (“Mandatory Comments”), Contractor shall within ten (10) Business Days implement changes to such Drawing or Document that are responsive to such comments; provided, however, that Contractor shall have an additional ten (10) Business Day period if consultation with any Subcontractor is required to respond to Owner’s comments. Any comments or suggested changes requested by Owner that are not Mandatory Comments (i) shall be implemented by Contractor if such comments are processed as a Scope Change Order or (ii) may be implemented at Contractor’s discretion. Owner’s comments shall not relieve Contractor from any of Contractor’s obligations hereunder, including responsibility for:

2.5.6.1            complying with this Agreement;

2.5.6.2            any errors or omissions in any Submittals;

2.5.6.3            confirming and correlating all quantities, details and dimensions;

2.5.6.4            selecting fabrication processes and construction techniques; and

2.5.6.5            performing the Work in a safe and workmanlike manner.

2.5.7           Preparatory Work and Survey. Contractor shall undertake all geotechnical work at the Project Site. Contractor shall undertake all necessary Project Site preparation. All such preparatory work contained in this Section 2.5.7 shall be performed in accordance with the Requirements of this Agreement.

Section 2.6               Procurement.

2.6.1           Materials and Equipment. Contractor shall procure and supply, at its own expense, whether by producing itself or by procuring from others, all materials and equipment set forth in Exhibit 2.6.1 and services required for performance of its obligations under this Agreement (whether on or off the Project Site), including the furnishing of labor, equipment, materials and tools for performance of the Work. Contractor shall be responsible, at its sole expense, for furnishing and installing all temporary construction materials, equipment, supplies, construction utilities and facilities, special tools (except for the special tools supplied by the Turbine Supplier), telephone, data lines, cabling and wiring necessary for all activities associated with the completion of the Work. All equipment and materials purchased by Contractor for the performance of Contractor’s obligations under this Agreement, other than Contractor Equipment, shall be new and all such equipment and materials, including Contractor Equipment, shall be of suitable grade for their respective purpose pursuant to Prudent Industry Practices. Contractor shall provide appropriate storage, in accordance with the manufacturers’ requirements, for materials, supplies and equipment for use in performance of the Work. All materials, supplies and equipment which may be used in performance of the Work and which are stored at a location other than on the Project Site shall be segregated from other goods or identified as belonging to Owner.

2.6.2           Consumable Parts. Contractor shall provide all assembly parts required for assembling WTGs (e.g., touchup paint, bolts and nuts normally required to assemble WTGs (“Consumable Parts”). Consumable Parts shall not include any Spare Parts or any consumable parts used or necessary for use in connection with the regularly scheduled service and maintenance of the WTGs.

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2.6.3           Spare Parts. Contractor and Owner acknowledge and agree that (i) the Agreement Price does not include Spare Parts and (ii) Contractor will be unable to provide a Spare Parts list with pricing prior to the Notice to Proceed Date. In the event Owner desires to purchase Spare Parts, it must purchase such Spare Parts as an “Option” as described in Section 4.1.1. On the Notice to Proceed Date, Contractor shall deliver to Owner a preliminary draft of Exhibit 4.1.1 with a preliminary Spare Parts list with pricing. The final and effective Exhibit 4.1.1 shall be delivered to Owner by Contractor no later than the date of WTG Mechanical Completion for the first WTG.

Section 2.7               Labor and Personnel.

2.7.1           Contractor Personnel. As part of the Work, Contractor shall provide competent and suitable qualified personnel to survey and layout the Work and perform construction in accordance with the Agreement Documents as applicable, and Contractor shall be solely responsible for all labor and personnel required in connection with the Work, including: (a) professional engineers licensed to perform engineering services in accordance with Applicable Legal Requirements and qualified to perform the type of engineering services required by Contractor hereunder; and (b) the Contractor’s Prime Subcontractor who has the experience to otherwise ensure the completion of the Work. Contractor’s staff shall include the following key personnel, who shall be solely dedicated to the performance of the Work once they are approved or deemed approved by Owner (the “Contractor’s Key Personnel”): Project Manager, Construction Manager, and Engineering Manager (if Contractor employs such position for the Work). The Prime Subcontractor shall be identified by the Contractor and Contractor shall notify Owner of such company at least ninety (90) days prior to the commencement of physical construction work at the Project Site. The remaining list of Contractor’s Key Personnel shall be identified by Contractor and provided to Owner no later than sixty (60) days prior to the commencement of physical construction work at the Project Site.

2.7.2           Owner’s Approval of Contractor Personnel. Once the identity of a Contractor’s Key Personnel is submitted to Owner pursuant to Section 2.7.1, Owner shall have ten (10) Business Days to review and approve such person or demonstrate that Contractor’s Key Personnel is not suitably qualified. If Owner disapproves any person as one of Contractor’s Key Personnel, Owner shall set forth the reasons for its disapproval in writing. If Owner fails to disapprove a proposed Contractor’s Key Personnel in writing within such ten (10) Business Day period, then Owner shall be deemed to have approved such proposed Contractor’s Key Personnel. Following any removal of any of Contractor’s Key Personnel, Contractor shall not replace such Contractor’s Key Personnel without three (3) Business Days prior Notice to Owner setting forth the reasons therefore. Owner shall have the right to review such replacement’s qualifications and to approve such replacement or demonstrate that Contractor’s Key Personnel is not suitably qualified. Contractor shall be responsible for abiding by the terms of the collective bargaining agreements applicable to each relevant craft union that is involved in the performance of any portion of the Work.

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2.7.3           Local Requirements. Owner expects Contractor to undertake, and Contractor accepts the obligation to undertake substantial good faith efforts to recruit and retain qualified local Subcontractors ,vendors, supplies and materials located in McIntosh County and Dickey County, North Dakota (collectively, the “Counties”) in connection with the performance of the Work. Notwithstanding the foregoing, Contractor will not be required to use goods and services provided by local contractors or vendors where such local goods or services are not of similar quality or are not qualitatively and or quantitatively comparable to those provided by nonresidents or where such goods and services are not available on terms and conditions (including price and bonding capacity) comparable to those offered by nonresidents. Contractor shall act as coordinator of local services to be a liaison between any individuals (“Coordinator of Local Hiring Services”), businesses or contractors residing or doing business in the county who are interested in obtaining information about providing goods or services related to the construction of the improvements. Contractor shall hold a Job Fair in either of the Counties no later than thirty (30) days prior to the anticipated date of Project Site mobilization where information will be provided regarding the construction and hiring needs of the Project. Contractor shall document to Owner that Contractor is in compliance with said plan, and provide to Owner documentation as is reasonably requested from time to time to confirm such compliance. Contractor shall provide Owner with access to all records of Contractor necessary to demonstrate compliance with this Section 2.7.3.

Section 2.8           Project Quality Assurance Plan. Contractor shall submit a project quality assurance plan (the “Project Quality Assurance Plan”) to Owner. The Project Quality Assurance Plan shall require compliance with Applicable Laws and meet the requirements specified in Exhibit 2.8. Upon acceptance by Owner, the Project Quality Assurance Plan shall be incorporated into this Agreement as Exhibit 2.8. Contractor shall perform the Work in accordance with Exhibit 2.8.

Section 2.9           Permits and Other Approvals. Contractor shall be responsible for obtaining and maintaining the Permits listed in Exhibit 2.9, including assisting Owner in obtaining any such Permits listed in Exhibit 2.9 required to be obtained in Owner’s name as specified in Exhibit 2.9. Contractor shall obtain and maintain in full force and effect all of the Permits required under Applicable Laws or otherwise necessary or desirable for Contractor to perform the Work in accordance with the Requirements of this Agreement. Upon request by Contractor, Owner shall provide Contractor with reasonable assistance in obtaining such Permits so long as such assistance does not require Owner to incur any out-of-pocket-cost. If any Permit is required for the Work or to perform the Work that is not identified in Exhibit 2.9, Contractor or Owner, as applicable, shall promptly after it becomes aware of the need for such Permit, notify the other Party that such Permit is required. If such Permit is required to be obtained by contractors performing work in the state of North Dakota, Contractor shall, at its sole cost and expense (unless such permitting requirement is the result of a Change of Law entitling Contractor to seek reimbursement from Owner under Section 9.4), be obligated to obtain and maintain such Permit; otherwise Owner shall obtain and maintain such Permit. If any Permit required to be obtained by contractors performing work in the state of North Dakota has been omitted inadvertently by Contractor from Exhibit 2.9, such omission shall not constitute a breach of this Agreement if (i) Contractor timely obtains such Permit and (ii) Owner is not otherwise damaged by such inadvertent omission or Contractor compensates Owner for any direct costs Owner incurs as a result of such inadvertent omission. Owner shall be named as the holder of those Permits that are required to be in the Owner’s name. Contractor represents it shall remain in compliance with the terms and conditions of the Permits, as applicable.

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Section 2.10              Real Property Rights.

2.10.1          Relocation of Facilities. If relocation of any utilities, transmission lines or other facilities from their existing or currently planned location is necessary for the Project, the Contractor shall bear the sole cost associated with relocating any such utilities, transmission lines or other facilities.

2.10.2          Crop Damages and Other Damages from Construction. Contractor shall perform the Work in a commercially reasonable manner that is intended to cause the minimum of inconvenience, injury or damage to the property of the landowners and tenants affected by the Work. Contractor shall familiarize itself with all agreements setting forth the Real Property Rights and comply with all requirements thereof with respect to the performance of the Work. Without limiting the generality of the foregoing, Contractor shall pay all payments required to be made to landowners under the Real Property Rights prior to Project Substantial Completion; provided, that if as of the Closing Date the Guaranteed Project Substantial Completion Date is after December 31, 2019, then Owner shall pay those payments required to be made to landowners under the Real Property Rights which come due in 2020 up to an aggregate amount of $151,000. Contractor shall restore all property damaged in connection with the Work as nearly as practicable to as good condition as before the damage occurred. Contractor shall be required to reimburse Owner for any payment Owner is required to make to any other party to the agreements setting forth the Real Property Rights for damages arising out of or in connection with Contractor’s performance of the Work, provided that Contractor shall only be required to reimburse Owner for crop damage payments relating to the growing season in which the Work was performed. Prior to Final Completion, Contractor shall provide Owner such information as Owner shall reasonably request in support of Owner’s obligations related to the Real Property Rights and as is in Contractor’s possession or as is reasonably available to Contractor.

Section 2.11              Turnover Packages.

2.11.1         Not later than five (5) Days prior to the date the first Foundation achieves Foundation Completion, Contractor shall deliver to Owner two (2) paper copies of the draft of the Foundation Turnover Package, for review by Owner in accordance with Section 2.5, either in Turnover Package format or in a form and format available as a result of the design and construction process, as appropriate.

2.11.2         With respect to each WTG, Contractor shall provide to Owner three (3) paper copies of the draft of the WTG Turnover Package and three (3) paper copies and one (1) electronic copy of the final and complete version of the WTG Turnover Package within ten (10) days of Contractor’s receipt of such material from Prime Subcontractor.

2.11.3         Within thirty (30) Days after the Project Substantial Completion Date, Contractor shall deliver to Owner two (2) paper copies and one (1) electronic copy of the final and complete Turnover Package, reviewed and approved by Owner in accordance with Section 2.5.

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2.11.4         Where any of the information in the Turnover Package was produced by computer-aided design and is available to Contractor or any Subcontractor, Contractor shall provide or cause to be provided to Owner a disk copy of such information in an Intergraph- or AutoCAD-compatible format. Owner shall have a limited license to use such information solely for the purposes of construction, operation, repair and maintenance of the Project.

Section 2.12            Construction Methods and Safety Procedures. Contractor shall have exclusive responsibility for construction methods, means, techniques and procedures required to complete the Work and for the establishment of and compliance with safety procedures at the Project Site.

2.12.1         Safety. During performance of the Work, Contractor shall initiate and maintain safety precautions and programs in accordance with Exhibit 2.12.1, the “Contractor’s Safety Program,” and to conform with Applicable Laws, including Environmental Laws, or other requirements designed to prevent injury to persons or damage to property on the Project Site including the Transmission Provider Safety and Interconnection Requirements. Contractor shall be solely responsible for initiating, maintaining and supervising all safety measures and programs in connection with the performance of Work, which shall include precautions and programs for the prevention of injury to local wildlife, flora and fauna. Contractor shall erect and maintain reasonable safeguards for the protection of workers and the public. Contractor shall exercise reasonable efforts to eliminate or abate all reasonably foreseeable safety hazards created by or otherwise resulting from performance of the Work. Contractor shall, and shall cause all of its employees, agents and Subcontractors to, follow the Contractor’s Safety Program and to follow at a minimum the Transmission Provider Safety and Interconnection Requirements during the performance of the Work, including any Work relating to the Point of Interconnection, or when performing work at the Interconnection Substation.

2.12.2         Site Safety Manual. No later than thirty (30) days after the Notice to Proceed Date, Contractor shall provide Owner with the final version of a safety manual for the Project Site (the “Site Safety Manual”) for review by Owner in accordance with Exhibit 2.12.1 and Exhibit 2.5.2. Such final version of the Site Safety Manual shall:

   2.12.2.1            include proper training and workplace examinations;

   2.12.2.2            take into account the interaction of Contractor and its Subcontractor’s or third party contractors on the Site;

   2.12.2.3            require compliance with Applicable Laws; and

   2.12.2.4            meet the requirements specified in Exhibit 2.12.1 and Exhibit 2.5.2.

2.12.3      Safety Reporting. During the performance of the Work at the Project Site, Contractor shall furnish to Owner on a weekly basis a safety report summarizing weekly hours worked at the Project Site by, and head counts of, labor and personnel of Contractor and its Subcontractors performing Work at the Project Site and all accidents, near misses or injuries at the Project Site required by Applicable Laws to be recorded or reported to any Governmental Authority.

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2.12.4         Emergencies. In the event of any emergency endangering persons or property, Contractor shall promptly take all reasonable and prudent actions to prevent, avoid or mitigate injury, damage or loss, regardless of the source of fault, and shall as soon as possible, report any such incidents, including Contractor’s response thereto, to Owner. If Contractor does not take such actions promptly, then Owner may take such actions as are necessary to prevent, avoid or mitigate injury, damage or loss and Contractor shall reimburse Owner for any actual costs incurred by Owner in taking such actions in the event of an emergency (not otherwise caused by Owner). Contractor shall assist Owner in any safety or accident investigation and promptly provide information as requested by Owner related thereto.

2.12.5         Hazardous Materials and Regulated Materials.

    2.12.5.1           In the performance of any Work, Contractor shall, and shall cause its Subcontractors to, comply with all Applicable Laws, including Environmental Laws, relating to Hazardous Materials, Regulated Materials, and the terms and conditions of all Permits. Contractor shall not, nor shall it permit any Subcontractor to, bring any Hazardous Materials on the Project Site (other than materials to be used by Contractor, in a manner that both (a) does not violate, or require reporting or disclosure under, any Environmental Law, and (b) is consistent with customary business practice for manufacturing, delivering, installing, assembling, erecting, Commissioning, start-up testing, operating and maintaining wind energy projects, such as lubricants (“Permissible Materials”)).

    2.12.5.2           Contractor shall bear all responsibility and liability for Hazardous Materials and Regulated Materials brought on the Project Site by Contractor or its Subcontractors, whether such materials are permitted to be brought on the Project Site pursuant to this Section 2.12.5 or are brought on the Project Site in violation of this Section 2.12.5. Contractor shall be solely responsible for performing and paying the costs of any remediation required by Applicable Laws as a result of any Releases by Contractor or its Subcontractors of any such Hazardous Materials.

    2.12.5.3           Notwithstanding anything to the contrary herein, Contractor shall not be responsible for any Pre-Existing Hazardous Materials encountered at the Project Site. If such Pre-Existing Hazardous Materials are encountered at the Project Site by Contractor, Contractor shall immediately, upon recognizing such condition (a) stop the Work in the affected area of the Project Site, and (b) report such condition to Owner in writing. In addition to Contractor’s obligations as set forth above, if Owner desires Contractor to perform all or part of any excavation or removal that may become necessary as a result of the discovery of any such Pre-Existing Hazardous Material, it shall request a Scope Change pursuant to Article 9. If so requested by Owner, Contractor shall cooperate with and assist Owner in making the Project Site available for taking necessary remedial steps to clean-up any such contamination at Owner’s expense as determined in accordance with Article 9. Contractor shall not be required to perform clean-up of Pre-Existing Hazardous Materials to the extent Contractor is not responsible therefor, unless the Parties mutually agree that Contractor will perform such clean-up.

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    2.12.5.4           Title to all materials incorporated into the Work or other Permissible Materials stored at the Project Site shall transfer to Owner upon transfer of title of such Work in accordance with Article 14.

    2.12.5.5           Contractor shall minimize the use of Hazardous Materials in performance of the Work and shall not utilize, or permit or cause any Subcontractor, to utilize, such Hazardous Materials as are prohibited under Applicable Law from being imported into or used in the United States. Contractor shall maintain an updated file of all safety data sheets for all materials used in connection with performance of the Work at the Project Site or at any construction area related to the Project and shall deliver an update of such file to Owner no later than ten (10) Business Days after the end of each month. In accordance with Applicable Laws, Contractor shall maintain an accurate record and current inventory of all Hazardous Materials used in performance of the Work at the Project Site or at any construction area related to the Project, which record shall identify quantities, location of storage, use and final disposition of such materials.

    2.12.5.6           Contractor shall be solely responsible for collecting, handling, storing and removing from the Project Site and areas adjacent thereto, and for properly disposing of, in compliance with this Agreement, all Applicable Laws and all Permits, materials that were brought onto the Project Site by Contractor, its Personnel, vendors, or Subcontractors. If a Release of Hazardous Materials brought onto the Project Site by Contractor or its employees, or Subcontractors, occurs on the Project Site that triggers a requirement under Applicable Laws to remediate such Release, and Contractor fails or refuses to remediate such Release or prepare a reasonable plan of remediation for such Release, then Owner may, at its discretion and after three (3) Business Days prior notice to Contractor, perform such remediation as it deems necessary or adequate. All reasonable costs and expenses of such remediation shall be for the account of Contractor, and Contractor shall promptly reimburse such amounts to Owner, except that all costs associated with any Release not from Hazardous Materials brought onto the Project Site by Contractor or any Subcontractor shall be borne by Owner. The Parties agree that Contractor simply discovering Pre-Existing Hazardous Materials is not a Release.

    2.12.5.7           Contractor shall implement and administer a Spill Prevention Control and Countermeasure (“SPCC”) program for all of its employees and all Subcontractors, which shall include development of guidelines and training with respect to the proper handling use and disposal of Permissible Materials and Hazardous Materials and the development, implementation and enforcement of procedures for notification of Owner and appropriate Governmental Authorities about, and clean-up of, spills and other emissions of Permissible Materials and Hazardous Materials, which such SPCC program shall be provided to Owner for review within sixty (60) days prior to any Work at the Project Site.

    2.12.5.8           Contractor shall promptly report any Contractor or Subcontractor Release or possible Release of known Hazardous Materials and potentially Hazardous Materials. Contractor shall act to contain any such Release in accordance with Applicable Law, including Environmental Law, and the provisions of this Agreement. Contractor’s obligations under this Section 2.12.5.8 shall be limited to Releases that occur prior to Final Completion.

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Section 2.13            Commissioning and Testing. Contractor shall submit commissioning procedures for Owner review per Exhibit 2.5.5. Owner shall provide comments on these procedures within ten (10) days after receipt of such procedures. In the event Owner fails to timely provide comments to Contractor as provided by this Section 2.13, the commissioning procedures shall be deemed approved by Owner as of the date of delivery thereof by Contractor. Contractor shall, in good faith, include Owner’s timely reasonable comments into the final commissioning procedures. Contractor shall perform the commissioning and testing of the Infrastructure Facilities in accordance with the Commissioning, Test and Inspection Procedures.

Section 2.14          Clean-up; Non-interference. Contractor shall at all times keep the Project Site free from non-hazardous waste materials or rubbish caused by its activities. During the period from Project Substantial Completion to completion of the Punch List Items, Contractor’s performance of the Work shall not interfere with the operation of the WTGs. As soon as practicable after the completion of all Punch List Items, Contractor shall (i) remove from and around the Project Site all of its equipment and materials not constituting part of the Project, (ii) tear down and remove all temporary structures on the Project Site built by it or its Subcontractors and restore such per requirements in the Real Property Rights agreements, Permits, and this Agreement, and (iii) remove from and around the Project Site all Permissible Materials not incorporated into the Work and all non-hazardous waste and rubbish resulting from the Work. All Permissible Materials and non-hazardous waste material and rubbish resulting from the Work shall be handled and disposed of by Contractor at its own expense in accordance with all Applicable Laws. Contractor shall provide to Owner copies of all waste disposal manifests, if any, upon request. Contractor’s obligations with respect to the handling and disposal of Hazardous Materials Released at the Project Site are set forth exclusively in Section 2.12.5 above.

Section 2.15             Books and Records; Audit Rights.

2.15.1         Books and Records of Contractor. Contractor shall maintain during the course of the Work, and retain not less than six (6) years after Final Completion, complete and accurate records of all Contractor’s records arising from, in connection with or incident to the Work or the Project, including without limitation, all Documents, granted authority, Permits and other evidentiary data that evidences compliance with the Requirements of this Agreement. Owner shall have the right for one year from Final Completion, during normal working hours, to inspect, reproduce, and audit such records of Contractor by Authorized Representatives of its own or any third party contract compliance-auditing firm selected by Owner for work performed pursuant to any Scope Change Orders on a time and material basis, except that such parties shall not have the right to audit or have audited Contractor’s books and records in connection with the internal composition of any markups, fixed rates or percentages or multipliers. The Scope Change Order records to be thus maintained and retained by Contractor for such work performed on a time and materials basis must provide sufficient detail to evidence the propriety of all such chargeable costs and compliance with the Requirements of this Agreement, and shall include (without limitation):

2.15.1.1           payroll records (hours, employee name, employee classification, multiplier breakdown etc.) that account for total time worked under such contract;

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2.15.1.2           invoices (including all back-up details) for purchases, receiving and issuing documents, and all inventory records for Contractor’s stock or capital items;

2.15.1.3           paid invoices and canceled checks for purchased materials, Subcontractor and third party charges;

2.15.1.4           records relating to airfreight and ground transportation, including but not limited to handling, hauling, and disposing of materials/equipment; and

2.15.1.5           accurate, auditable records of gifts, entertainment, and gratuities to individual Owner personnel.

2.15.2     Books and Records of Subcontractor. Contractor shall cause all of its Subcontractors to adhere to and comply with the requirements set forth in Section 2.15.1 for such work performed on a time and materials basis.

2.15.3     Audit Rights. Owner acknowledges that, except for any Scope Change Orders that are performed on a time and materials basis, all of the Work to be performed by Contractor hereunder shall be performed for a fixed price, and Owner shall have no right to review, audit or copy any detailed invoices, payroll records or any similar books or records maintained by Contractor with respect to the Work; provided that Contractor shall provide copies of all such books and records required by Owner to respond to any request of a Governmental Authority related to the Project. Contractor shall maintain detailed invoices, payroll records and similar books or records with respect to the Work to support any such requirement.

Section 2.16         Commencement of the Work. Except for that portion of the Work set forth in the Limited Notice to Proceed, Contractor shall not perform any Work before Owner issues the Notice to Proceed or otherwise authorizes, in writing, the Contractor to commence the Work. The Parties hereby acknowledge and agree that the Notice to Proceed will be deemed issued by Owner and received by Contractor on the Closing Date under the Asset Purchase Agreement. In the event the Agreement is terminated pursuant to Section 13.5 and no Notice to Proceed is issued, in such case title to any materials, engineering specifications and other work product (including foundation specifications, substation design, and road specifications), a main power transformer queue position, and any other preliminary work done by BOP contractor purchased by Contractor pursuant to the Limited Notice to Proceed shall immediately pass to Owner.

Section 2.17         Interconnection. Contractor shall be responsible for complying with all provisions of the final Interconnection Agreement to be executed between Owner and the Transmission Provider and Transmission Owner that are applicable to Contractor’s Work.

Section 2.18           Owner’s Right to Inspect. Subject to providing five (5) Business Days’ notice to Contractor, Owner and Owner’s Authorized Representatives shall have the right to inspect the Work and to maintain personnel at the Project Site for such purpose, subject in all cases to Contractor’s reasonable safety precautions. Such inspection of any part of the Work shall be conducted during normal operating hours at the Project Site and shall in no way relieve Contractor of its obligation to perform the Work in accordance with this Agreement. Neither Owner nor Owner’s Authorized Representative shall interfere with the execution of the Work in any material way during any inspection of the Project Site.

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Section 2.19         Notice of Claims and Liens. Provided that Owner makes all Milestone Payments due to Contractor in the amounts and at the time required by this Agreement, neither Contractor nor Prime Subcontractor shall assert or file a mechanics’ or materialman’s lien against Owner or the Project or the Project Site; provided, however, that this sentence shall not preclude the filing of a mechanics’ or materialman’s lien by the Prime Subcontractor against the Project or Project Site prior to the Notice to Proceed Date so long as Contractor removes such lien prior to the Notice to Proceed Date. Contractor agrees that neither Contractor nor Prime Subcontractor shall file a lien against Owner or the Project or the Project Site unless written notice thereof shall have been given to Owner at least ten (10) days prior to the date Contractor or Prime Subcontractor files a lien against Owner, the Project or the Project Site. Other than as provided for above in this Section 2.19 and for Permitted Liens (as defined in the Asset Purchase Agreement), Contractor shall not allow third party lien claims or any encumbrances to be (i) filed against Owner, or (ii) placed upon the Work and/or Owner property with respect to any of the Work performed hereunder. Contractor further agrees to defend, indemnify, save and hold harmless Owner from and against all such third party claims, damages and expenses, including liens of Subcontractors, laborers, equipment suppliers, service providers and other persons or entities arising out of, resulting from or in any way connected with the Work performed (or omitted to be performed) under or pursuant to this Agreement, including any Purchase Order(s). If a lien or encumbrance has been filed or noticed by a third party, Contractor shall bond-over the lien or encumbrances not later than the earlier of ten (10) Business Days after the lien or encumbrance has been filed or notice has been received. If Contractor chooses to bond-over the lien or encumbrance, the amount of the bond shall not be less than one hundred twenty-five percent (125%) of the claim. Any such bond shall survive the termination or expiration of this Agreement until such time as the applicable lien is released. Contractor will furnish, when requested by Owner, written evidence that any third party lien claims or encumbrance filed against Owner or the Project or the Project Site in connection with the Work, have either been paid in full or bonded-over, including, without limitation, releases or waivers of all liens and claims of Major Subcontractors and laborers. Except for liens properly filed by Contractor pursuant to this Section 2.19, if any liens, claims or other encumbrances are outstanding against Contractor or Owner as a consequence of the Work, if the claim or encumbrance is not bonded-over, Owner may retain from money due Contractor sufficient amounts to indemnify and hold Owner harmless. In the event Owner is notified in writing of a third party claim or claims arising from the Work performed by Contractor, Owner shall notify Contractor of such claim or claims and Contractor shall appoint a representative who will have the authority to settle any claims, provided, that any proposed settlement that would involve Owner, and not Contractor, bearing the financial responsibility of such settlement shall require the prior approval by Owner. If Contractor fails to appoint a representative to settle such claims, Owner shall have the right to make settlement thereof and charge the same to Contractor.

Section 2.20         Cooperation. Owner shall cooperate with Contractor in connection with Contractor’s efforts to obtain the approvals, certificates and Permits that Contractor is required to obtain to perform the Work.

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Section 2.21         Security and Assignment Agreements and Consents. As security for the performance of Contractor’s obligations under this Agreement and in order to preserve Owner’s Step-In Rights under Article 13, Contractor shall deliver to Owner (a) the Turbine Supply Security and Collateral Assignment Agreement, duly executed by Contractor, (b) the Turbine Supplier Consent to Assignment, duly executed by Contractor and Turbine Supplier, (c) the Prime Subcontract Security and Assignment Agreement, duly executed by Contractor, (d) the Prime Subcontractor Consent to Assignment, duly executed by Contractor and Prime Subcontractor, and (e) such other security and assignment agreements of Subcontracts as may be required by Owner to secure Owner’s rights under Article 13, duly executed by Contractor, together with consents to such assignments duly executed by Contractor and the relevant Subcontractor.

Article 3
SUBCONTRACTORS

Section 3.1             Subcontractors.

3.1.1        Subcontracts. Owner acknowledges that Contractor intends that portions of the Work shall be accomplished by Subcontractors pursuant to certain written Subcontracts between Contractor and such Subcontractors. Owner hereby approves Contractor’s engagement of the Turbine Supplier. Contractor agrees to provide Owner with the list of potential Subcontractors it is considering for performing aspects of the Work upon the reasonable request by Owner. Owner agrees to the use and engagement of Subcontractors by Contractor, provided, that Contractor may not enter in to any contract with a Major Subcontractor unless the Major Subcontractor has been approved by Owner in accordance with Section 3.2. Contractor shall require and shall cause all Work performed by Subcontractors to be in accordance with the Requirements of this Agreement. No Subcontractor is intended to be nor shall be deemed a third party beneficiary of this Agreement. Contractor agrees that it shall be fully responsible to Owner for the acts and omissions of Subcontractors and of Persons directly or indirectly employed by them, as it is for the acts or omissions of Persons directly employed by Contractor. Nothing contained herein shall obligate Owner to pay any Subcontractor and Contractor shall be solely responsible for paying each Subcontractor and any other Person to whom any amount is due from Contractor in connection with the Project.

3.1.2        Assignment. No Subcontract shall bind or purport to bind Owner. When entering into a Subcontract with a Major Subcontractor for work to be performed at the Project Site, Contractor shall cause Owner to be named as an intended third-party beneficiary and contain a provision substantially in the form of Exhibit 3.1.2 permitting its assignment to Owner upon Owner’s written request following default by Contractor, the exercise by Owner of Step-in-Rights, termination due to a Contractor Default, or expiration of this Agreement. With respect to any Subcontract assigned to Owner, as a condition to such Subcontractor accepting such an assignment, Owner shall provide reasonable assurances of performance.

3.1.3        Subcontractor and Vendor Warranties. To the extent assignable, Contractor shall assign all representations, warranties, guarantees and obligations of all Major Subcontractors upon Final Completion.

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Section 3.2   Major Subcontracts. Appended to this Agreement as Exhibit 3.2 is a list of approved Subcontractors. In the event that Contractor is considering the selection of a Subcontractor not listed in Exhibit 3.2 for a Major Subcontract, Contractor shall (i) notify Owner of the proposed Major Subcontractor(s) at the earliest practical point in its selection process and furnish to Owner all information reasonably requested by Owner with respect to Contractor’s selection criteria (including copies of bid packages furnished to prospective Major Subcontractors and the qualifications of proposed Major Subcontractors) and (ii) notify Owner no less than ten (10) Business Days prior to the proposed date of execution of a Major Subcontract. Owner shall have the right to reject for good cause any proposed Major Subcontractor; provided, that such good caused is based on and limited to the technical capacity, performance history or financial condition of such prospective Major Subcontractor. Contractor shall not enter into any Major Subcontract with a proposed Major Subcontractor rejected by Owner. Owner shall undertake in good faith to review the information provided by Contractor expeditiously and shall notify Contractor of any such rejection as soon as practicable after such decision is made. If at the end of the ten (10) Business Days after receipt of such information by Owner, Contractor has not received notice of Owner’s rejection of the proposed Major Subcontractor, Contractor shall have the right to execute such agreement with the proposed Major Subcontractor and such Major Subcontractor shall be deemed added to the list of approved Subcontractors in Exhibit 3.2. Owner’s approval not to be unreasonably withheld.

Section 3.3           Change in Major Subcontractor due to Owner’s Objections. In the event Owner’s rejection of such proposed Major Subcontractor results in Contractor entering into a Major Subcontract at a higher price than the proposed Major Subcontract, Owner shall issue a Scope Change Order for such increase.

Article 4
Agreement PRICE AND PAYMENTS

Section 4.1           Agreement Price. As consideration to Contractor for completing and furnishing the Work, Owner agrees to pay Contractor, and Contractor agrees to accept as full and complete payment for all of the Work, including construction aids, start-up and testing, supervision, travel and per diem costs, other Contractor expenses related to the Work and the performance of any warranty obligations hereunder, the fixed lump sum agreement price of TWO HUNDRED MILLION FIVE HUNDRED FORTY-EIGHT THOUSAND EIGHT HUNDRED SIXTY-FOUR AND 00/100 DOLLARS (US $200,548,864.00) (“Agreement Price”), and described on the Payment Schedule (as set forth at Exhibit 4.1 to this Agreement and in accordance with Section 4.3 below) and hereby purchased by Owner from Contractor at the prices set forth on the Payment Schedule but excludes sales and use Taxes associated therewith; provided, that if the Closing Date occurs after December 31, 2018, the Agreement Price shall be increased by an amount equal to Thirty One Thousand One Hundred Twenty and 00/100 Dollars ($31,120.00) multiplied by the number of months the Closing Date occurs after December 31, 2018. Other than as provided for in this Section 4.1 or Section 4.1.1, except with respect to (i) certain Taxes as set forth in Section 4.2.3, and (ii) Scope Changes as provided in Article 9, the Agreement Price shall not be increased for any reason under this Agreement. The Agreement Price is stated in United States Dollars and is not subject to adjustment for exchange rate fluctuations.

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4.1.1        Agreement Price Adjustments for Certain Options with respect to the Work. Set forth on the Exhibit 4.1.1 are (a) the prices for each item of Spare Parts, and any other materials or services designated in the Payment Schedule as “Options” (such other Spare Parts, materials and services being referred to as “Options” as identified in Exhibit 4.1.1). At any time and from time to time after the Effective Date of this Agreement, Owner may elect to purchase any one or more of the Options by giving notice of such election to Contractor. Each time Owner makes such an election, a Change Order shall adjust the Agreement Price to include the cost of any and all Options that Owner so elects to purchase at the prices set forth for such Option or Options on the Payment Schedule.

4.1.2       Owner Credit Support. No later than ten (10) Business Days after the occurrence of a Credit Trigger Event with respect to Owner, Owner shall provide Contractor with an irrevocable standby letter of credit in the form of Exhibit 4.1.2, issued by an Qualified Institution, with a drawable amount equal to [**] ($[**]) (the “Owner LOC”). The Owner LOC, if issued, shall secure Owner’s payment obligations, including Owner’s indemnity obligations, hereunder. Contractor shall be entitled to draw on the Owner LOC for any uncured breach by Owner of this Agreement. Owner shall maintain the Owner LOC in place until Contractor has been paid all amounts due to Contractor under this Agreement. For the avoidance of doubt, the Owner LOC referenced in this Section 4.1.2 is the same agreement as that referenced in the Asset Purchase Agreement and not in addition to such agreement.

Section 4.2            Taxes.

4.2.1         Import Taxes. The Agreement Price shall include payment for all duties, levies, imposts, fees, royalties or charges of any kind, whether in the United States or elsewhere, arising from the importation of any items into the United States.

______________________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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4.2.2       Tax Responsibility. Except as provided in Section 4.2.3, the Agreement Price includes payment for: (i) all costs of equipment, temporary equipment, materials, labor, transportation, engineering, design and other services relating to Contractor’s performance of its obligations under this Agreement and the Work (including any intellectual property rights licensed under this Agreement, expressly or by implication) provided by Contractor or such Subcontractors; (ii) except as set forth in Section 4.2.3, all taxes of any nature whatsoever including all United States federal, state, regional, and local taxes, national and foreign taxes, goods and services taxes, sales and use taxes and occupational, excise, unemployment, ownership, value-added, gross receipts, and income taxes and any and all other taxes effective or enacted as of the Effective Date or thereafter (collectively referred to as “Taxes”), and (iii) all duties, customs, levies, imposts, fees, royalties or charges of any kind (whether in the United States or elsewhere and including any of the foregoing related to the importation of any items into the United States) arising out of the exportation and importation of any component or part of the WTG, Infrastructure Facilities, Drawings, designs or other Work or out of Contractor’s or any such Subcontractor’s performance of the Work, or with respect to any equipment, materials, labor, or services provided under this Agreement, including any increases thereof that may occur after the Effective Date. The Agreement Price shall not be increased with respect to any of the foregoing items in (ii) or (iii) above or with respect to any withholdings in respect of any of the foregoing items that Owner may be required to make. Notwithstanding the foregoing, Contractor shall not be liable for, and the Agreement Price shall not include any taxes for which Owner is responsible pursuant to Section 4.2.3. Contractor shall provide to Owner all information reasonably requested by Owner to confirm that the correct amount of sale and use tax or other like taxes will be paid on the Work and the Project, but only to the extent that the failure to provide such information is reasonably likely to create a liability for Owner.

4.2.3       Payment of Sales Tax. Notwithstanding anything to the contrary in this Agreement, the Agreement Price shall not include, but Owner shall pay or reimburse Contractor for, any sales, use, or transfer tax levied by any state, county or local government with respect to the purchase, sale, lease or use of any personal property or services that are part of the Work or the Project (“Sales Tax”), without regard to whether the person required by law to report, collect or pay such sales Tax was Contractor, any Subcontractor, a person selling to either of them, or any other person.

4.2.4       Tax Administration and Payment. Contractor shall timely administer and pay all Taxes for which Contractor is responsible, and timely furnish to the appropriate taxing authorities all required information and reports in connection with such Taxes and furnish copies of such information and reports (other than information specifically pertaining to Contractor’s income and profit) to Owner. Upon receipt of an invoice submitted by Contractor, Owner shall promptly pay to Contractor (or, at the request of Contractor, directly to the applicable Governmental Authority) any Sales Tax pursuant to Section 4.2.3. Owner, or transactions involving Owner, may be exempt from some Taxes or Sales Taxes under State of North Dakota or other Applicable Law. To the extent necessary, Owner will provide to Contractor valid information and forms, including the State of North Dakota tax exemption certificate (“Tax Exemption Certificate”) set forth in Exhibit 4.2.4, to allow Contractor to secure such exemptions for the benefit of Owner. All Contractor’s invoices shall be consistent with the provisions of this Section 4.2.4. All invoices must be accompanied by completed Tax Exemption Certificates. For a period of six (6) years after the Project Substantial Completion Date, and within thirty (30) Days of a request therefore, Contractor shall provide Owner with any information regarding quantities and descriptions of property installed at the Site that Owner shall reasonably request in connection with the preparation of its Tax returns.

4.2.4.1           Sales Tax Exemption for Renewable Energy Production Components. Contractor and Owner shall work together to develop and execute a tax strategy to minimize Sales Tax payable in connection with the Project. In the event that the North Dakota sales and use tax exemption (the “Renewable Energy Production Components Exemption”) applicable to the tangible personal property used in the construction of the Project (the “Wind Conversion System Equipment”) is extended beyond January 1, 2017, Contractor and each of its Subcontractors shall purchase all Wind Conversion System Equipment as a sale for resale or pursuant to the Renewable Energy Production Components Exemption and without collecting, paying or remitting any Sales Tax, other than to applicable local jurisdictions and Contractor shall not charge Sales Tax on billings to Owner for Owner’s purchases of Wind Conversion System Equipment, provided Owner provides Contractor with a valid Certificate of Exemption.

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4.2.4.2           Non-Wind Conversion System Equipment Taxes. Contractor and Owner agree that to the extent materials used or consumed in the production of the Project are not exempt from sales and use tax that Owner shall pay Contractor pursuant to Section 4.2.3 and Contractor shall remit the tax to the applicable jurisdiction pursuant to Section 4.2.4.  Each invoice submitted by Contractor with respect to any such materials shall show as separate line items the sales price, the sales and use tax and any associated labor.

4.2.4.3           Labor. Contractor and Owner assume that installation labor for Non-Wind Conversion System Equipment is non-taxable and Contractor and each of its Subcontractors shall not collect nor pay any State sales and use tax on any such Project labor. Notwithstanding then foregoing, Owner is not relieved of any liability for sales tax on labor.

4.2.4.4           Additional Information Requested by Owner. Contractor shall provide assistance as reasonably requested by Owner or Owner’s Tax consultant, in determining eligibility and qualifying for exemptions or exclusions from sales and use taxes (and any other Sales Tax exemptions or exclusions) for the relevant Governmental Authority and Owner agrees to take reasonable measures to protect Contractor’s proprietary business and pricing information.  To the extent that Owner requires additional documents or information from Contractor to complete or comply with Owner’s applications for a sales tax refund pursuant to Section 4.2.4.2 above, or in connection with a tax jurisdiction audit matter, Contractor shall only be required to provide such additional documents or information reasonably requested by Owner if (a) Owner confirms to Contractor in writing that such additional documents or information are necessary to complete or comply with applicable laws respecting such sales tax refunds or audit matter; and (b) Owner may disseminate such information to state taxing authorities and other third parties only as necessary to comply with applicable laws respecting such tax refund or audit matter.

Section 4.3           Payment of the Agreement Price. Owner shall pay the Agreement Price to Contractor in installments (each, a “Milestone Payments”) in accordance with the Payment Schedule set forth in Exhibit 4.1. Owner shall pay Contractor within twenty (20) Days from the date of Owner’s receipt of a Milestone Payment Request in substantially the form of Exhibit 4.3. An amount equal to ten percent (10%) of each Milestone Payment will be withheld by Owner as additional security (the “Retainage”) up to a maximum retainage of [**] ($[**]) (the “Retainage Cap”); provided, however, that the Retainage Cap will be increased by the amount of any retainage Contractor is entitled to hold back from payments made by it under the Turbine Supply Agreement. Upon the achievement of Project Substantial Completion, the Retainage will be reduced to an amount equal to 200% of the value of the Punch List Items and the balance thereof shall be paid to Contractor. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT OWNER SHALL HAVE NO OBLIGATION TO PAY ANY AMOUNTS TO CONTRACTOR HEREUNDER, INCLUDING ANY MILESTONE PAYMENT, UNTIL AFTER (I) NOTICE TO PROCEED HAS BEEN DEEMED ISSUED; AND (II) THE SECURITY AND ASSIGNMENT AGREEMENTS AND CONSENTS REQUIRED PURSUANT TO Section 2.21 HAVE BEEN SIGNED AND DELIVERED TO OWNER.

_____________________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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Section 4.4           Disputed Invoices. If there is any dispute about any amount invoiced by Contractor, the amount not in dispute shall be promptly paid and any disputed amount that is ultimately determined to have been payable shall be paid, with interest calculated, as provided in Section 4.8.

Section 4.5           Conditions of Payment. Contractor’s right to receive any payment to be paid to it hereunder is conditioned upon its submitting to Owner, a Milestone Payment Request that shall include: (i) the amount of the Milestone Payment due; (ii) the Monthly Progress Report, and (iii) Partial Lien Waivers duly executed by Contractor and each Major Subcontractor (except that with respect to the final payment hereunder, a Final Lien Waiver is required from Contractor and each Major Subcontractor).

Section 4.6            Evidence of Payments to Turbine Supplier. Within five (5) Business Days after making any payment to Turbine Supplier with respect to this Agreement, and as a condition to Owner’s obligation to make any subsequent payment to Contractor hereunder, Contractor shall provide Owner with evidence that payment has been made to Turbine Supplier in the form of either (i) a wire transfer confirmation (redacted to delete precise payment amounts) indicating such payment to Turbine Supplier and a written confirmation from Turbine Supplier that Contractor is current in its payment obligations to Turbine Supplier, including confirmation of the percentage of the “Contract Price” (as defined in the Turbine Supply Agreement) paid to Turbine Supplier through the date of such payment or (ii) a Turbine Supplier lien waiver to Owner with respect to such payment, including confirmation of the percentage of the “Contract Price” (as defined in the Turbine Supply Agreement) paid to Turbine Supplier through the date of such payment.

Section 4.7           Guarantees; Backup Letter of Credit. To secure the performance of its obligations under this Agreement, Contractor shall provide, or cause to be provided to Owner with the following:

4.7.1         EDF-EN Guaranty. On the Effective Date, Contractor shall cause Guarantor to execute and deliver to Owner, and maintain in full force and effect, the EDF-EN Guaranty. The EDF-EN Guaranty shall remain in effect until the earlier to occur of (i) payment in full, or termination, of all of the payment obligations (including contingent obligations) guaranteed thereby and (ii) the sixth (6th) anniversary of the Project Substantial Completion Date (“EDF-EN Guaranty Expiration”).

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4.7.2           Construction Period Guaranty. On or prior to January 1, 2018, Contractor will to deliver to Owner and maintain in full force and effect either (i) the Construction Period Guaranty executed by Guarantor for the benefit of Owner or (ii) a payment bond in an amount equal to [**] ($[**]) in form and substance reasonably satisfactory to Owner and issued by a surety reasonably acceptable to Owner assuring the payments otherwise guaranteed by the Construction Period Guaranty (the “Project Surety Bond”). The Construction Period Guaranty or the Project Surety Bond, as the case may be, shall remain in effect until the earlier to occur of (x) payment in full, or termination, of all of the payment obligations (including contingent obligations) guaranteed thereby and (z) the delivery to Owner of the Post-Construction Guaranty (“Construction Period Guaranty Expiration”).

4.7.3           Post-Construction Guaranty. On or prior to the Project Substantial Completion Date, Contractor shall cause the Guarantor to execute and deliver to Owner, and maintain in full force and effect, the Post-Construction Guaranty. The Post-Construction Guaranty shall remain in effect until the earlier to occur of (i) payment in full, or termination, of all of the obligations guaranteed thereby and (ii) the sixth (6th) anniversary of the Project Substantial Completion Date (“Post-Construction Guaranty Expiration”).

4.7.4           Backup Letter of Credit. No later than ten (10) Business Days after the occurrence of a Credit Trigger Event with respect to a Guarantor, Contractor shall provide Owner with an irrevocable standby letter of credit in the form of Exhibit 4.7.c, issued by a Qualified Institution, with a drawable amount equal to [**] Dollars ($[**]) (the “Backup LOC”) with respect to each Guaranty issued by such Guarantor and outstanding at the time of such Credit Trigger Event. Each Backup LOC, if issued, shall secure (x) such Guarantor’s obligations under the applicable Guaranty, (y) Contractor’s performance and payment obligations under this Agreement, including performance through the end of applicable Infrastructure Facilities Warranty Periods and (z) Sellers’ payment obligations under the Asset Purchase Agreement, including all indemnity and liquidated damages obligations thereunder. The Backup LOC shall terminate on the sixth (6th) anniversary of the Project Substantial Completion Date. Owner shall be entitled to draw on the Backup LOC for any uncured breach by Contractor of this Agreement, by Sellers of the Asset Purchase Agreement or by the Guarantor of the applicable Guaranty.

4.7.5           No Duplication. For the avoidance of doubt, the EDF-EN Guaranty, the Construction Period Guaranty, the Post-Construction Guaranty, and the Backup LOC(s), each referenced in this Section 4.7, are the same agreements as those referenced in the Asset Purchase Agreement and not in addition to such agreements.

Section 4.8             Interest. Any amount owed to either Party beyond the date that such amount first becomes due and payable under this Agreement shall accrue interest from the date that it first became due and payable until the date that it is paid at the lesser of (a) the LIBOR plus three percent (3%) and (b) the maximum rate permitted by Applicable Laws.

Section 4.9            Effect of Payment. Payment of the Agreement Price shall not constitute Owner’s approval of any portion of the Project or the Work which has been determined not to be, or subsequently is determined not to have been, performed in accordance with the Requirements of this Agreement.

_______________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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Section 4.10         Set-off. Notwithstanding anything to the contrary in this Agreement, either Party may at any time deduct and set-off (including a draw on any security held by either Party) against any part of the balance due or to become due to the other Party under this Agreement, including any Delay Liquidated Damages due or accrued but not paid by Contractor to Owner hereunder and any other amounts payable by Contractor to Owner hereunder that are not subject to an unresolved dispute.

Section 4.11         Payment Dates. Notwithstanding anything to the contrary in this Article 4, in the event that any payment to be made under this Agreement falls due on any Day that is not a Business Day, the payment shall be deemed due on the first Business Day thereafter.

Section 4.12         Payment Withheld. Owner may withhold payment on any Milestone Payment or portion thereof in an amount reasonably necessary to protect Owner to cover the actual costs (calculated in a manner consistent with the terms of this Agreement, but subject to the limitations set forth in Section 11.2) of (i) Defects not remedied or (ii) Liens filed against the Project or the Project Site by Subcontractors that Contractor has not caused to be released or bonded over within fifteen (15) Days after the date of filing or, regardless of when filed, prior to the date that the final Milestone Payment will be due. Notwithstanding the foregoing, Owner must first apply any amounts held as Retainage to cover actual costs incurred prior to withholding any payment otherwise due to Contractor under this Agreement. No payment made by Owner to Contractor or withholding of any payment by Owner shall relieve Contractor of any liability under this Agreement or shall be deemed a waiver by Owner of any warranty of Contractor.

Section 4.13         Release of Liens. If any Lien or claim of Lien is filed or notification of withholding money for labor or material furnished under this Agreement is served on Owner and Owner has made all Milestone Payments properly due to Contractor in the amounts and at the time required by this Agreement, and Contractor fails to provide a lien bond or other security or otherwise cause the Lien or claim to be discharged or withdrawn within sixty (60) Days from the time such Lien or claim is made, Owner may discharge such Lien or claim with the monies withheld pursuant to Section 4.12, whereupon for purposes of this Agreement such monies shall be deemed to have been paid to Contractor.

Section 4.14         Final Payment. Upon the occurrence of Final Completion as evidenced by the Final Completion Certificate, Owner shall make the final Milestone Payment to Contractor. pursuant to Exhibit 4.1.

Article 5
OWNER RESPONSIBILITIES

Section 5.1           Project Site Access. Owner shall provide Contractor with access to the Project Site at all times Contractor determines necessary for performance of the Work. Except as otherwise provided in this Agreement, Owner shall not unreasonably prevent, obstruct or otherwise interfere with Contractor’s or Subcontractor’s reasonable rights of ingress or egress to and from the Project Site.

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Section 5.2           Permits. Owner shall cooperate with Contractor in connection with Contractor’s efforts to obtain the Permits required pursuant to Section 2.9. Owner shall be responsible for obtaining and maintaining those Permits listed in Exhibit 2.9 as Owner’s responsibility.

Section 5.3           [Reserved]

Section 5.4           Review of Design Documents. Owner shall provide timely review of the Design Documents during Design Development, as provided in Section 2.5.2.

Section 5.5           Owner-Caused Delay. In the event of (i) any interruption or delay in the Project Schedule directly caused by Owner’s failure to perform any of its other obligations under this Agreement or (ii) Contractor’s receipt of an order or instruction from Owner to suspend the Work (each, an “Owner-Caused Delay”), Contractor shall provide prompt written notice to Owner describing the particulars of such delay or failure including an estimation of the expected duration and the probable impact on the performance of Contractor’s obligations hereunder. An Owner-Caused Delay shall entitle Contractor to a Scope Change in accordance with Article 9, but only to the extent that such Owner-Caused Delay causes or contributes to a delay in Contractor’s performance of the Work.

Article 6
COMPLETION; COMMISSIONING AND TURNOVER

Section 6.1           General.

6.1.1      Contractor shall perform the Work to mechanically complete the WTGs, the Infrastructure Facilities and the Project, in each case in accordance with the Requirements of this Agreement, applicable manufacturers’ (including the Turbine Supplier’s) instructions and warranty requirements and any and all applicable rules as agreed to by Owner, the Contractor, and the Turbine Supplier. Owner and its Authorized Representatives shall have the right to inspect the Work and to be present during the start-up, synchronization, operation and testing of the Project pursuant to this Article 6.

6.1.2      Contractor shall provide Owner with ten (10) days written notice of the date on which it intends to carry out tests. The Parties shall use commercially reasonable efforts to coordinate with the scheduling of any or all such tests to reasonably accommodate the schedules of Persons whom the Owner deems necessary to attend the tests. Contractor shall notify Owner of any proposed change in the schedule of tests. Under no circumstances will the unavailability of the Owner or Owner’s representatives delay the performance of the scheduled tests for which the required notice has been provided to Owner.

Section 6.2          Foundation Completion. Contractor shall achieve Foundation Completion with respect to each individual Foundation and associated Infrastructure Facilities in accordance with the Requirements of this Agreement. “Foundation Completion,” with respect to an individual Foundation, means the achievement of the following milestones:

6.2.1      such Foundation is mechanically completed and installed in accordance with the Agreement Documents;

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6.2.2      such Foundation is structurally complete and contains all necessary embedded inserts;

6.2.3      the concrete portion of such Foundation has cured so as to have achieved the minimum strength necessary to allow assembly, erection and installation of the WTG thereon in accordance with the Agreement Documents;

6.2.4      backfilling of the area surrounding such Foundation has been completed per contract and lease requirements;

6.2.5      hard copies of red-lined drawings have been submitted to Owner;

6.2.6      all quality assurance documentation has been provided to, received, reviewed, and approved by Owner in accordance with the Project Quality Assurance Plan and all non-conforming quality assurance issues have been resolved in accordance with the Project Quality Assurance Plan; and

6.2.7      Contractor has delivered a Foundation Completion Certificate in substantially the form of Exhibit 6.2.7 with respect to such Work, subject to Owner’s verification rights as set forth in Section 6.7.

Section 6.3          WTG Mechanical Completion. Contractor shall achieve Mechanical Completion with respect to each WTG in accordance with the Requirements of this Agreement. “Mechanical Completion” with respect to an individual WTG means achievement of the following:

6.3.1      Foundation Completion with respect to the Foundation for such WTG has occurred and such WTG is designed, fabricated, assembled, erected and installed so as to be completed in accordance with the Technical Specifications, the Mechanical Completion Checklist set forth in Exhibit 6.3.1 (the “Mechanical Completion Checklist”), and the other Requirements of this Agreement, and checked for adjustment;

6.3.2      all materials and equipment associated with such WTG have been installed in accordance with the Technical Specifications, the Mechanical Completion Checklist, the WTG Supplier Requirements, the applicable Project Quality Assurance Plan set forth in Exhibit 2.8, and the other Requirements of this Agreement, and checked for adjustment, rotation and lubrication;

6.3.3      all quality assurance documentation has been provided, received, and reviewed, and approved by Owner in accordance with the Project Quality Assurance Plan and all non-conforming quality assurance issues have been resolved in accordance with the Project Quality Assurance Plan;

6.3.4      the WTG is ready to commence Commissioning and testing; and

6.3.5      Owner has accepted a Mechanical Completion Certificate with respect to such WTG.

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Section 6.4           Commissioning and Turnover of Electrical Works. In connection with the Pre-Commissioning or Commissioning of each WTG, Contractor shall complete such additional Work as is necessary to energize such WTG and to achieve interconnection and shall Commission the Electrical Works related thereto. Upon completion of such Electrical Works related to each WTG, Contractor shall submit a Commissioning and Turnover Certificate to Owner on a per-circuit basis with respect thereto. Contractor shall cause Commissioning and turnover to occur with respect to the Electrical Works no later than the Guaranteed Project Substantial Completion Date. “Commissioning and Turnover of Electrical Works” with respect to an individual circuit of Electrical Works and equipment associated therewith means the achievement of the following milestones:

6.4.1      Foundation Completion with respect to the Foundation for such WTG and all other Electrical Works foundations has occurred;

6.4.2      all of the Electrical Works, including the installation of all grounding, necessary to energize the WTG, are completed in accordance with the Requirements of this Agreement;

6.4.3      all materials and equipment associated with such Electrical Works have been installed in accordance with the Technical Specifications, the Commissioning Test and Inspection Procedures and the other Requirements of this Agreement, and checked for adjustment;

6.4.4      such Electrical Works and all other Infrastructure Facilities necessary to achieve Interconnection, including connection of such WTG to Transmission Provider’s electricity transmission system, are either (i) energized or (ii) immediately capable of being energized upon provision of the necessary facilities required to be furnished by Owner hereunder, if any;

6.4.5      all of the Electrical Works necessary to achieve connection of such WTG to the Collection Substation in accordance with this Agreement have been installed, insulated, protected and tested, including synchronization with such system;

6.4.6      all of such Electrical Works have been properly constructed, installed, insulated and protected where required for such operation, have been correctly adjusted, tested and Commissioned, are mechanically, electrically and structurally constructed as set forth in the Technical Specifications, and can be used safely in accordance with the Agreement Documents, Applicable Laws and Applicable Standards;

6.4.7      all quality assurance documentation has been provided, received, and reviewed, and approved by Owner in accordance with the Project Quality Assurance Plan and all non-conforming quality assurance issues have been resolved in accordance with the Project Quality Assurance Plan; and

6.4.8      Owner has accepted an Electrical Works Commissioning and Turnover Certificate with respect to such Electrical Works.

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Section 6.5         Project Substantial Completion. Subject to Section 11.3, Contractor shall achieve substantial completion of the Project (“Project Substantial Completion”), which shall include achievement of Commissioning and Turnover of Electrical Works and WTG Mechanical Completion with respect to all WTGs and all WTGs have been commissioned in accordance with the Commissioning Test and Inspection Procedures and all requirements set forth therein have been met or exceeded and a corresponding WTG Commissioning and Turnover Certificate has been delivered (subject to adjustment in the event Contractor exercises its Buy-Back Right pursuant to Section 11.3), and the following other items:

6.5.1      Contractor has delivered to Owner, and Owner has accepted, a WTG Substantial Completion Certificate for each WTG;

6.5.2      the requirements set forth in the Commissioning Test and Inspection Procedures have been met or exceeded;

6.5.3      the requirements necessary to achieve Project Substantial Completion that are set forth in all Permits have been met;

6.5.4      Contractor has completed all of the Work for all of the Infrastructure Facilities and has delivered to Owner copies of the test reports and electrical schematics related to Infrastructure Facilities;

6.5.5      Contractor has delivered to Owner the draft O&M Manuals for equipment provided by Contractor or Subcontractors located within, and not limited to, the Collection Substation, O&M Building, Collection System and Federal Aviation Administration lighting, as applicable;

6.5.6      Contractor has prepared and submitted to Owner the final and complete list of Punch List Items;

6.5.7      Contractor has delivered copies of the draft Turnover Packages and O&M Manuals that are required by Section 2.11;

6.5.8      drafts or red-lines of As-Built Drawings and Documentation shall have been delivered to and accepted by Owner in accordance with Section 2.5.5;

6.5.9      Contractor has delivered to Owner all interim or progress payment Partial Lien Waivers or final payment Final Lien Waivers, as the case may be, from all Major Subcontractors for Work completed through such date;

6.5.10    all quality assurance documentation has been provided, received, and reviewed, and approved by Owner in accordance with the Project Quality Assurance Plan and all non-conforming quality assurance issues have been resolved in accordance with the Project Quality Assurance Plan;

6.5.11    Owner has accepted a Project Substantial Completion Certificate;

6.5.12    All Warranty Parts Inventory and any other All Spare Parts that Owner has elected to purchase in accordance with Section 4.1.1 have been delivered by Contractor to the Project Site; and

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6.5.13     Contractor has assigned to Owner (a) all remaining rights under the Turbine Supply Agreement, (b) the SMA, and (c) the MPT Supply Agreement in substantially the form of Exhibit 3.1.2 hereto.

Section 6.6           Final Completion. Contractor shall cause Final Completion to occur. “Final Completion” means the achievement of the following:

6.6.1      Project Substantial Completion has occurred;

6.6.2      Contractor has performed all of the Work (including the clean-up and restoration of that portion of the Project Site where Contractor conducted the Work, the removal from the Project Site of all waste materials introduced or created by Contractor in the performance of the Work, the recycling or disposal of such waste material and the re-grading or re-seeding of disturbed areas where appropriate) and any Defects found have been corrected;

6.6.3      Owner has received a final list and summary of the work performed by all Major Subcontractors;

6.6.4      Owner has received a Final Lien Waiver from Contractor;

6.6.5      Owner has received from Contractor Final Lien Waivers from all Major Subcontractors; or, if Contractor is unable to obtain all such waivers, a bond (approved by Owner) to protect Owner, the Project and the Project Site from any and all claims made on account of such Liens;

6.6.6      Contractor has delivered the Turnover Packages in accordance with Section 2.11.2;

6.6.7      all As-Built Drawings and Documentation associated with the Work as described in this Agreement and Exhibit 2.2.2 have been delivered to and accepted by Owner in accordance with Section 2.5.5;

6.6.8      all quality assurance documentation has been provided to, received, and reviewed, and approved by Owner in accordance with the Project Quality Assurance Plan and all non-conforming quality assurance issues have been resolved in accordance with the Project Quality Assurance Plan;

6.6.9      all of Contractor’s supplies, personnel and waste have been removed from the Project Site;

6.6.10    Contractor has provided copies of all environmental compliance documentation including, but not limited to:

6.6.10.1         Construction stormwater permits, inspections reports, stabilization information, and construction stormwater permit inactivation;

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6.6.10.2         construction dewatering compliance documentation including discharge monitoring reports;

6.6.10.3         directional bore incidental fluid release reports;

6.6.10.4         SPCC program compliance documentation;

6.6.10.5         waste identification numbers/permits; spill description, cleanup, reporting and disposal documentation;

6.6.10.6         concrete batch plant air permits and compliance information;

6.6.10.7         noxious weed control compliance information; and

6.6.10.8         compliance documentation required for threatened, endangered, and protected species, historic and cultural compliance.

6.6.11    final grading of the area surrounding each Foundation is complete;

6.6.12    All items on the Punch List are completed; and

6.6.13    Owner has accepted a Final Completion Certificate.

Section 6.7         Achievement of Foundation Completion, Commissioning and Turnover of Electrical Works, Mechanical Completion, WTG Substantial Completion, Project Substantial Completion and Final Completion. When Contractor believes that it has achieved any of Foundation Completion, Commissioning and Turnover of Electrical Works, Mechanical Completion, WTG Substantial Completion, Project Substantial Completion or Final Completion, it shall deliver to Owner a completed Foundation Completion Certificate, Commissioning and Turnover of Electrical Works Completion Certificate, Mechanical Completion Certificate, a WTG Substantial Completion Certificate for each WTG, Project Substantial Completion Certificate or Final Completion Certificate (each a “Completion Certificate” and, collectively, the “Completion Certificates”). Such Completion Certificate shall include the results of all testing relevant to achievement of such milestone and otherwise contain a report in a form reasonably acceptable to Owner and with sufficient detail to enable Owner to determine that Contractor has achieved Foundation Completion, Commissioning and Turnover of Electrical Works, Mechanical Completion, Project Substantial Completion or Final Completion, as the case may be. Owner shall, within two (2) Business Days, in the case of a Foundation Completion Certificate or a Commissioning and Turnover of Electrical Works Completion Certificate, three (3) Business Days, in the case of a Mechanical Completion Certificate, a WTG Substantial Completion Certificate and a Project Substantial Completion Certificate and five (5) Business Days, in the case of a Final Completion Certificate, following receipt of such Completion Certificate, either (a) deliver to Contractor a countersigned Completion Certificate, indicating its acceptance of the achievement of such milestone, or (b) if cause exists for doing so, notify Contractor in writing that such milestone has not been achieved, stating in detail the reasons therefore. If Owner fails to respond to Contractor within the relevant time periods set forth in the preceding sentence, in such case Owner shall be deemed to have accepted such Completion Certificate as of the date set forth in the Completion Certificate by Contractor as to when such completion occurred. If Owner delivers the notice under the preceding clause (b), Contractor shall promptly take such action, including the performance of additional Work to achieve such milestone, and upon completion of such actions shall issue to Owner another notice with respect to such milestone pursuant to this Section 6.7. Such procedure shall be repeated as necessary until such milestone has been achieved. For the purposes of this Agreement, the date of achievement of Foundation Completion, Commissioning and Turnover of Electrical Works, Mechanical Completion, WTG Substantial Completion, Project Substantial Completion or Final Completion, as the case may be, shall the date set forth in the applicable Completion Certificate by Contractor as to when such completion occurred that Owner ultimately accepts.

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Section 6.8         Completion Guarantees. Contractor acknowledges and agrees that it is responsible for the achievement of Mechanical Completion and Project Substantial Completion not later than the Guaranteed Mechanical Completion Date and the Guaranteed Project Substantial Completion Date, respectively (the “Guaranteed Completion Dates”). Subject to Section 11.1, Contractor warrants that Final Completion shall be achieved not later than two (2) months after the date of Project Substantial Completion (“Guaranteed Final Completion Date”), except for Punch List Items that, by their nature, cannot be completed because of seasonal weather conditions.

6.8.1      Transformer Guarantees. Contractor shall use reasonable commercial efforts to include in the MPT Supply Agreement an output guarantee with respect to the MPT transformer requiring the MPT supplier to pay liquidated damages to Owner for No-Load losses at [**] (the “Transformer Guarantees”) in the event that the actual losses of the MPT are below the guaranteed levels set forth in Exhibit 2.2.2- Part 3. In the event the MPT Supply Agreement does not contain an output guarantee equal to or better than the Transformer Guarantees, Contractor shall pay to Owner, as liquidated damages and as Owner’s sole, exclusive and final remedy for such failure, the difference, on a $/kW basis, between the output guarantees included in the MPT Supply Agreement and the Transformer Guarantees. Upon Project Substantial Completion, Contractor shall assign the MPT Supply Agreement to Owner. Upon the effective date of the assignment of the MPT Supply Agreement, if the MPT Supply Agreement contains the Transformer Guarantees, Owner shall look solely to its remedies under the MPT Supply Agreement for enforcement of the Transformer Guarantees. If the MPT Supply Agreement does not contain the Transformer Guarantees, Contractor shall continue to be liable for any liquidated damages payable to Owner as a result of any breach of the Transformer Guarantees.

Section 6.9          Delay Liquidated Damages. If Contractor has not achieved Project Substantial Completion by the Guaranteed Project Substantial Completion Date (as such date may be extended pursuant to Article 8 as a result of the occurrence of a Force Majeure Event or the occurrence of a Scope Change pursuant to Article 9), Contractor shall pay to Owner, as liquidated damages and as Owner’s sole and exclusive remedy for such late completion, One Thousand Eight Hundred and 00/100 Dollars ($1,800.00) per incomplete WTG per Day following the Guaranteed Project Substantial Completion Date until the date that Contractor delivers to Owner a WTG Substantial Completion Certificate that is accepted by Owner (“Delay Liquidated Damages”); provided, however, in the event that Contractor achieves Project Substantial Completion within a period of sixty (60) Days after the Guaranteed Project Substantial Completion Date, then Owner will refund to Contractor all Delay Liquidated Damages that have been paid by Contractor. Delay Liquidated Damages shall be due and payable in weekly installments beginning with the seventh (7th) Day following the first (1st) Day after the Guaranteed Project Substantial Completion Date. Subject to the provisions set forth in Section 11.1, Contractor shall continue to make such payments of Delay Liquidated Damages for each incomplete WTG until achievement of Project Substantial Completion, at which time Contractor shall pay all previously accrued and unpaid Delay Liquidated Damages amounts. Any Delay Liquidated Damages not paid when due shall bear interest at a rate calculated in accordance with Section 4.8. In no event shall the payment of Delay Liquidated Damages excuse Contractor from performance of any of its other obligations hereunder, including the obligation to cause Project Substantial Completion to occur.

______________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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Article 7
WARRANTIES

Section 7.1           Infrastructure Facilities Warranty.

7.1.1      Infrastructure Facilities Warranty. Contractor warrants during the Infrastructure Facilities Warranty Period (with the exception of any Work for which the warranty provisions of Section 7.2 shall apply) that:

7.1.1.1           all parts, materials, equipment and the like incorporated into the Infrastructure Facilities to be delivered hereunder shall be free of Defects in material, workmanship and title, and shall be new, unused and undamaged and of suitable grade that is consistent with Prudent Industry Practices when installed (except as otherwise agreed to in advance in writing by Owner); and

7.1.1.2           the Construction Services shall be performed with due care, skill and in a competent, diligent manner in accordance with Applicable Law and Applicable Standards.

Sections 7.1.1.1, and 7.1.1.2, are collectively, “Infrastructure Facilities Warranty.”

7.1.2      Infrastructure Facilities Warranty Period.

7.1.2.1           The Infrastructure Facilities Warranty shall commence on the Project Substantial Completion Date.

7.1.2.2            All such Infrastructure Facilities Warranties shall continue until and expire upon the second (2nd) anniversary of the Project Substantial Completion Date (the “Infrastructure Facilities Warranty Period”). In addition, if any component is repaired pursuant to the Infrastructure Facilities Warranty, then the Infrastructure Facilities Warranty Period with respect to such component shall continue until the later of: (a) the expiration of the Infrastructure Facilities Warranty Period; or (b) two (2) years from the date of completion of such repair; but in no event shall such additional warranty extend for more than three (3) years from the Project Substantial Completion Date.

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7.1.3      Corrections of Deficiencies. If a Defect occurs during the Infrastructure Facilities Warranty Period, Owner shall notify Contractor in writing of such Defect within fifteen (15) Business Days after discovery of such Defect. Upon such notice, the Contractor, at its sole cost and expense, shall repair or, at its option, replace, or take other appropriate corrective action so as to cause the Defective Work to conform to the Requirements of this Agreement (“Infrastructure Facilities Warranty Service”). Owner shall have the right to operate and otherwise use the Work until such time that Owner, in consultation with Contractor, reasonably establishes it is prudent to suspend such operation or use for repair by Contractor, provided that Owner shall be responsible for the cost of any additional repairs resulting from any delay it seeks and provided further that in no event may Owner delay Contractor from repairing any such Work for more than ninety (90) Days from Owner’s notice to Contractor of such Defect. If the Defective Work has been placed in service, subject to the foregoing limitations, Owner shall, in consultation with Contractor, reasonably establish an appropriate time for Owner to remove the Defective Work from service for any Infrastructure Facilities Warranty Service by Contractor, even if the Infrastructure Facilities Warranty Period expires prior to the removal of such Defective Work from service. If Owner becomes aware during the Infrastructure Facilities Warranty Period of any operational abnormality that reasonably could indicate that Defective Work exists, Owner shall notify Contractor, and Contractor will have five (5) Days to recommend whether such Defective Work should be removed from service. If Contractor reasonably recommends in a notice to Owner that Owner remove the Defective Work from service and Owner continues to operate the Defective Work against the reasonable recommendation of Contractor after Contractor so notifies Owner, Owner shall assume the risk of any further damage or Defects that result from such continued operation. Neither payment by Owner nor partial or entire use or possession of the Work by Owner shall relieve Contractor of liability with respect to the Infrastructure Facilities Warranty contained in this Article 7. An analysis of the cause of a Defect shall be performed by Contractor in accordance with the Requirements of this Agreement, if a Defect occurs that could (1) impact safety of a worker or a member of the public, (2) result in an insurance claim or (3) have a cost impact of greater than [**] ($[**]). Contractor shall make the report of such analysis available to Owner reasonably promptly after its completion. Contractor shall not be excused from performing such Infrastructure Facilities Warranty Service after the end of the Infrastructure Facilities Warranty Period, if it receives notice of the Defect or breach of Infrastructure Facilities Warranty before or during the Infrastructure Facilities Warranty Period.

7.1.4      Risk of Loss or Damage. Whenever Infrastructure Facilities Warranty Service is required pursuant to this Article 7, Contractor shall bear the risk of loss or damage to the Work requiring repair during the period of such repair. If and to the extent any of the Work must be removed from the Project Site for purposes of any such repair, the transportation charges associated with any such repair shall be borne by Contractor.

________________________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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7.1.5        Exclusions from Infrastructure Facilities Warranty. The Infrastructure Facilities Warranty set forth in this Section 7.1 shall not apply to:

7.1.5.1           normal wear and tear, including that due to environment or operation;

7.1.5.2           damage to any equipment to the extent such damage is caused by (a) Owner’s or its agent’s or operator’s (not including any Affiliate of Contractor) improper storage, operation or maintenance of the Infrastructure Facilities, or (b) Owner’s or its agent’s or operator’s (not including any Affiliate of Contractor) failure to conform to the operating instruction manuals (including revisions thereto) provided by the Contractor and/or its Subcontractors, as applicable;

7.1.5.3           the use of parts or consumables in the repair or maintenance of such equipment that are not in accordance with reasonable and practical specifications and recommendations set forth in the O&M Manuals;

7.1.5.4           any Force Majeure Event;

7.1.5.5           normal operating consumables or items that require replacement due to normal wear and tear or casualty loss (other than as a result of a failure under the Infrastructure Facilities Warranty); and

7.1.5.6           the WTGs, except to the extent related to a Defect in the performance of Construction Services.

7.1.6         Exclusive Remedy. This Section 7.1 sets forth Owner’s exclusive remedies with respect to the Infrastructure Facilities Warranty.

7.1.7         Delay. Contractor shall submit to Owner an action plan after being notified by Owner of a claim under the Infrastructure Facilities Warranty no later than twenty-one (21) days after such notice. If, after notification of a claim under the Infrastructure Facilities Warranty, Contractor shall delay past such date for submission of an action plan to address such claim with respect to such Defect or breach of Infrastructure Facilities Warranty, then Owner may correct or have others correct such Defect or breach of Infrastructure Facilities Warranty so that the Work complies with the Requirements of this Agreement, and Contractor shall be liable for all costs, charges and expenses incurred by Owner in connection with such correction and shall forthwith pay to Owner an amount equal to such costs, charges and expenses within thirty (30) Days after Contractor’s receipt of an invoice from Owner therefore (including reasonable supporting documentation). Contractor reserves its right to investigate and determine the eligibility of such warranty claims. If Owner has independently undertaken a warranty repair pursuant to this section, then within a reasonable period of time after the occurrence of such warranty repair, Owner shall issue to Contractor:

7.1.7.1           a failure report, which shall contain technical and logistical information in sufficient detail to enable Contractor to evaluate (1) Owner’s representation that repair of a defect is a warranty repair and not a standard maintenance activity or Defect caused by lack of regular maintenance consistent with Prudent Industry Practices, and (2) the appropriateness of the Owner’s corrective action; and

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7.1.7.2           copies of invoices received or prepared for costs and expenses claimed by Owner for reimbursement by Contractor (but only if such Owner work is due to a Defect in the Work). Work performed by Owner in relation to a warranty repair under this Section shall be billed on a “Time and Materials” basis.

Section 7.2            WTG Warranties. The warranty for the WTGs (the “WTG Warranty”) is set forth exclusively in the Turbine Supply Agreement. In the event Contractor does not enforce or pursue a justifiable (as reasonably determined by Owner) WTG Warranty claim against Turbine Supplier in accordance with the Turbine Supply Agreement prior to Project Substantial Completion, Owner shall have the right to require Contractor to pursue such claim; and in the event Contractor does not promptly do so, then Owner shall be entitled to pursue such claim on Contractor’s behalf and Contractor shall reimburse Owner for all reasonable costs and expenses incurred in such enforcement. Upon the effective date of an assignment of the Turbine Supply Agreement, Contractor shall be released from all of its WTG Warranty obligations hereunder, and Owner shall look solely to its remedies under the Turbine Supply Agreement for enforcement of WTG Warranty rights.

Section 7.3            Subcontractor Warranties. Contractor shall have the right and agrees to enforce the warranties of all Subcontractors during the Infrastructure Facilities Warranty Period. Any Subcontractor warranties, but not including the warranties of the Turbine Supplier, that are still in existence at the end of such Infrastructure Facilities Warranty Period shall be assigned on such date to Owner and Contractor shall ensure that the terms and conditions of such Subcontract allow for such assignment. Contractor shall use its good faith efforts to cause its Subcontractors to acquire assignable warranties from their vendors and to assign such warranties to Owner.

Section 7.4            General Limitations on Warranties and Remedies. The rights and remedies set forth in this Article 7 are Owner’s exclusive remedies for all claims based on breach of the warranties provided in this Article 7. No failure on the part of Owner in exercising any right shall operate as a waiver thereof. THE GUARANTEES AND WARRANTIES SET FORTH IN THIS ARTICLE 7 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY. THERE ARE NO OTHER WARRANTIES, AGREEMENTS, OR UNDERSTANDINGS, WRITTEN OR ORAL, MADE BY OR BINDING UPON CONTRACTOR WITH RESPECT TO THE PROJECT THAT EXTEND BEYOND THOSE SET FORTH IN THIS ARTICLE 7 OR AS PROVIDED IN THE ASSET PURCHASE AGREEMENT. FOR THE AVOIDANCE OF DOUBT, CONTRACTOR MAKES NO WARRANTY IN RELATION TO THE OUTPUT OF THE PROJECT.

Article 8
FORCE MAJEURE

Section 8.1            Performance Excused. If either Party is rendered wholly or partially unable to perform its obligations under the Agreement Documents due to a Force Majeure Event, that Party shall be excused from whatever performance is affected by the Force Majeure Event to the extent so affected, and the Guaranteed Completion Dates and Milestones set forth in the Project Schedule so affected shall be extended and such Project Schedule shall be updated; provided, that:

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8.1.1           the Party claiming a Force Majeure Event shall give the other Party prompt notice describing the particulars of the cause and nature of the occurrence. The Party claiming a Force Majeure Event shall give the other Party sufficient proof of the occurrence of such Force Majeure Event and notice estimating the Force Majeure Event’s expected duration and probable impact on the performance of such Party’s obligations hereunder, and such affected Party shall continue to furnish timely regular reports with respect thereto during the continuation of the Force Majeure Event or its impact on the affected Party’s performance;

8.1.2           no breach or default of either Party which arose before the occurrence of the Force Majeure Event causing the suspension of performance shall be excused as a result of the occurrence, but so long as the affected Party shall have commenced and is diligently continuing to attempt to cure such default prior to the occurrence of the Force Majeure Event, the cure period (if any) provided in this Agreement with respect to such default shall be extended on a Day-for-Day basis to the extent a cure actually is prevented as a result of the Force Majeure Event;

8.1.3           the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

8.1.4           the affected Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party;

8.1.5           the affected Party shall exercise commercially reasonable efforts to alleviate and mitigate the cause and effect of such Force Majeure Event, remedy its inability to perform, and limit damages to the other Party;

8.1.6           the affected Party shall use all reasonable efforts to continue to perform its obligations hereunder and to limit, correct or cure the event or condition excusing performance; and

8.1.7           when the affected Party is able to resume performance of the affected obligations under the Agreement Documents, that Party shall give the other Party written notice to that effect, a Scope Change Order shall be executed pursuant to Section 9.9 to account for the actual effect, if any, on the affected Party’s performance of its obligations by the Force Majeure Event, and the affected Party promptly shall resume performance under the Agreement Documents; and

8.1.8           Unless Owner elects in writing, in the form of a Scope Change Order, to require Contractor to accelerate its schedule, Contractor shall not be entitled to an adjustment of the Agreement Price based on any Force Majeure Event; except that if one or more Force Majeure Events render Contractor unable to perform (and Contractor is excused, in accordance with the foregoing provisions of this Section 8.1, from its non-performance of) any material Work at the Project Site for an aggregate amount of time that exceeds three (3) Days (“Extended Force Majeure Event”), Contractor shall be entitled to an adjustment to the Agreement Price to reflect additional costs and expenses incurred or to be incurred by Contractor as a result of such Extended Force Majeure Event. The adjustment to the Agreement Price caused by an Extended Force Majeure Event shall be offset by any insurance proceeds available (to Contractor or Owner) as a result of the Extended Force Majeure Event.

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8.1.9       Owner-Caused Delay. In the event Contractor claims an Owner-Caused Delay, Contractor shall give Owner written notice describing the details of the Owner-Caused Delay, the anticipated length of such delay and any other effect on Contractor’s performance of its obligations hereunder. Contractor shall provide to Owner reasonable evidence of the occurrence and duration of such Owner-Caused Delay. So long as the conditions set forth in this Section 8.1.9 are satisfied, Contractor shall not be responsible or liable for or deemed in breach of this Agreement because of any failure or delay in completing the Work in accordance with the Project Schedule or achieving any Guaranteed Completion Date if and to the extent that such failure has been caused by one or more Owner-Caused Delays, provided that (i) such suspension of performance and extension of time shall be of no greater scope and of no longer duration than is required by the effects of the Owner-Caused Delay, and (ii) Contractor provides all assistance reasonably requested by Owner for the elimination or mitigation of the Owner-Caused Delay. In the event Contractor claims an Owner-Caused Delay, it shall be entitled to a Scope Change pursuant to Section 9.10 and Contractor shall be entitled to suspension of performance or extension of time (including an extension of the Guaranteed Completion Dates), together with an increase in the Agreement Price equal to its demonstrated, justified and reasonable additional costs incurred by reason of such delay plus an aggregate amount of ten percent (10%) for overhead and profit, to the extent agreed upon by both Parties pursuant to a Scope Change Order in accordance with Article 9.

Section 8.2           Disputes; Burden of Proof. If Owner and Contractor are unable in good faith to agree that a Force Majeure Event or an Owner-Caused Delay has occurred, either Party may submit the dispute to the applicable dispute resolution process provided for under Article 15.

Article 9
SCOPE CHANGES

Section 9.1           Scope Changes. A “Scope Change” means any addition to, deletion from, suspension of or other modification to the quality, function or intent of the Project as delineated in the Scope of Work, or a change to the Requirements of this Agreement. It is the intent of Owner and Contractor that the Scope of Work specified in Exhibit 2.2.2 includes all items necessary for the proper execution and completion of the Work. A Scope Change shall not effect a change to the essential nature of the Project. If either Owner or Contractor believes a Scope Change is necessary, it shall proceed as set forth in this Article 9; except that, notwithstanding anything in this Article 9 to the contrary, no Scope Change, or any adjustment of the Agreement Price or the Project Schedule, shall be made as a result of any errors, negligence, willful and wanton misconduct, intentional misconduct, deficiencies, or improper or defective work on the part of Contractor or any Subcontractor or as a result of any failure of Contractor to perform its obligations under this Agreement.

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Section 9.2           Scope Change by Owner. Owner may, from time to time, without invalidating this Agreement, order or approve a Scope Change (a) in the construction or features of the Infrastructure Facilities, (b) in all or a portion of any other components or aspects of the Work, or (c) in the Project Schedule in which event the Agreement Price or the Project Schedule shall be adjusted accordingly, if necessary, as agreed by Owner and Contractor. Contractor shall reasonably review and consider such requested Scope Change and shall make a written response thereto within seven (7) Days after receiving such request. If Contractor believes that giving effect to any Scope Change requested by Owner will increase or decrease its cost of performing the Work, shorten or lengthen the time needed for completion of the Work, require modification of its warranties in Article 7 or require a modification of any other provisions of this Agreement, its response to the Scope Change request shall set forth such changes (including any amendments to this Agreement) that Contractor deems necessary as a result of the requested Scope Change and its justification therefor. If Contractor accepts the Scope Changes requested by Owner (together with any amendments to this Agreement specified therein) or if the Parties agree upon a modification of such requested Scope Changes, the Parties shall set forth the agreed upon Scope Change in the Work and agreed upon amendments to this Agreement, if any, in a Scope Change Order.

Section 9.3           No Unapproved Scope Changes. Contractor shall not perform any Scope Changes nor shall Contractor be entitled to undertake any change to the Work until Owner has approved in writing the proposed adjustments. Upon receiving from Owner such written approval or such written authorization to perform, Contractor shall diligently perform the Scope Change in accordance with and subject to all of the terms of this Agreement. Any technical or engineering dispute between Owner and Contractor with respect to any Scope Change Order shall be resolved in accordance with Article 15.

Section 9.4           Required Scope Changes. If any of the following events occurs, Owner shall issue a Scope Change Order to Contractor, in each case to the extent the event results in increased costs or delays to Contractor in achieving the Milestones by the dates identified in Exhibit 2.4.1:

9.4.1       a Scope Change ordered by Owner as described in Section 9.2;

9.4.2       an Owner-Caused Delay (as described under Section 5.5) occurs;

9.4.3       a Concealed Subsurface Condition arises pursuant to Section 9.8;

9.4.4       a Scope Change Order is allowed in accordance with Section 3.3;

9.4.5       a Change in Law occurs;

9.4.6       a relocation of underground utilities as set forth in Section 2.10.1;

9.4.7       a Force Majeure Event occurs, as more particularly set forth in Section 9.9 (provided that Contractor shall only be entitled to a Scope Change Order for both schedule delays and increased costs associated with an Extended Force Majeure Event pursuant to Section 8.1.8, or if

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9.4.8      Turbine Supplier incurs a “Force Majeure Event” as defined in the Turbine Supply Agreement that affects Turbine Supplier’s performance of its obligations under the Turbine Supply Agreement, but otherwise shall be entitled to a Scope Change Order. The relief granted by Owner in the Scope Change Order shall be the same relief granted to Turbine Supplier under the Turbine Supply Agreement.

Section 9.5           Authorization for Scope Change. Contractor agrees that any extra work shall be performed only if Contractor has been so instructed in writing by Owner’s Authorized Representative via a Scope Change Order. Contractor shall not bill and Owner shall not pay claims for extra work unless the work is covered by a Scope Change Order. Contractor shall not have the right or the power to prosecute or maintain action in court to recover for extra work unless the claim is based upon a written Scope Change Order from Owner.

Section 9.6           Agreement on Firm or Unit Prices. When a modification increases the amount of the Work, the payment for the extra work may be based on an agreed to firm or unit price. Contractor shall submit a proposal to Owner on which it seeks agreement before the extra work is started. The proposal shall include a breakdown of costs including labor, materials, equipment, overhead and margin. The proposal shall indicate itemized quantities and charges for all elements of cost. This itemization shall include a listing by craft of the direct labor charges excluding percentage markups for overhead and margin.

Section 9.7           Absence of Agreement on Firm or Unit Prices. If no price is agreed to, but the Parties otherwise agree to the type and character of the work in a Scope Change Order, then except for any change in the Work to be supplied or performed by Turbine Supplier under the Turbine Supply Agreement (which change order shall only be made in accordance with the provisions of the Turbine Supply Agreement), payments for extra work will be based on the following:

9.7.1       Total direct labor costs including straight time labor, payroll taxes and insurance and fringe benefits incurred by Contractor plus 10% for overhead, plus 10% for margin.

9.7.2       Material or subcontracted work shall be invoiced at Contractor’s direct cost with a 10% markup overhead and a 10% markup for profit.

9.7.3       Markup percentages stated in this Section are inclusive of, but not limited to, all field and home office overhead expenses, salaried supervision, support facilities, small tools, etc.

Section 9.8           Scope Changes Due to Concealed Subsurface Conditions. Immediately upon discovery, Contractor shall notify Owner in writing of (i) subsurface or latent physical conditions at the Project Site differing materially from those indicated in this Agreement, (ii) the discovery of fossils, archeological remains or any other object of cultural significance, or (iii) previously unknown physical conditions at the Project Site of an unusual nature or differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement (collectively, “Concealed Subsurface Conditions”). Concealed Subsurface Conditions shall not include conditions handled or mitigated by Contractor utilizing equipment planned to perform that component of the Work within a reasonable period of time. Contractor will take all reasonable steps to mitigate the impacts of Concealed Subsurface Conditions. Contractor shall take all reasonable steps to secure Concealed Subsurface Conditions, including fencing and avoiding further disturbance and shall at all-time comply with Applicable Laws. Upon notification, Owner shall promptly investigate the conditions, and Contractor shall be entitled to a Scope Change Order.

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Section 9.9           Scope Changes Caused by a Force Majeure Event. If Contractor’s performance hereunder is wholly or partially prevented due to the occurrence of a Force Majeure Event affecting Contractor and such Force Majeure Event has caused an extension of any guaranteed date under this Agreement or any other date under the Project Schedule as provided in Section 8.1, Contractor shall provide to Owner a written description of Contractor’s plan to make up Days lost under the Project Schedule due to the occurrence of such Force Majeure Event, including an estimate of the costs for such plan. To the extent that Owner desires to pay for the costs of acceleration of the Work or change to the Project Schedule set forth in Contractor’s proposal in order to compensate for delays in the Work caused by such Force Majeure Event, Owner may authorize a Scope Change Order increasing the Agreement Price and adjusting the Project Schedule (in addition to any automatic adjustments of Guaranteed Completion Dates hereunder). In addition, to the extent Contractor incurs or will incur additional out-of-pocket costs and expenses as a result of an Extended Force Majeure Event, Owner shall issue a Scope Change Order increasing the Agreement Price to include such increased out-of-pocket costs and expenses (without any mark-up by Contractor). Notwithstanding anything to the contrary, (a) to the extent Contractor is compensated for the effect of a Force Majeure Event by insurance maintained pursuant to Article 12, or (b) to the extent Owner would have been so compensated but for Contractor’s failure to provide such insurance as required under Article 12, Contractor shall not be entitled to a Scope Change Order in the Agreement Price in connection with such Scope Change Order issued for such Extended Force Majeure Event. Nothing contained in this Section 9.9 shall affect Contractor’s obligations under Article 8 in respect of the occurrence of any Force Majeure Event.

Section 9.10         Owner-Caused Delays. Owner-Caused Delays shall entitle Contractor to a change to the Agreement Price, in accordance with Section 8.1.9, and if applicable, an extension of time hereunder. Any extension permitted under this Section shall be of an equitable duration designed to reflect the delay actually caused by the relevant Owner-Caused Delay.

Section 9.11         Weather Delay Days. Contractor’s relief for any Weather Delay Day shall be limited to a one-day extension for each Full Weather Delay Day (or accumulation of Half Weather Delay Days that equate to a full Weather Delay Day) that actually delays the Guaranteed Project Substantial Completion Date and an adjustment in the Agreement Price through a Scope Change Order in an amount equal to the actual out-of-pocket expenses (calculated on a time and materials basis pursuant to the Contractor’s Time and Materials Rates set forth in Exhibit 9.11) incurred by Contractor from a Weather Delay Day; provided, that in no case shall Contractor be entitled to reimbursement of costs in excess of Twenty-Seven Thousand and 00/100 Dollars ($27,000) per Day for a Weather Delay Day (unless more than two (2) main erection cranes and crews are located at the Site and idled during topping operations on such Weather Delay Day, in which case Contractor shall be entitled to reimbursement of such costs of up to Thirty-Seven Thousand and 00/100 Dollars ($37,000) per Day); provided further, that Contractor shall not be entitled to any relief for a Weather Delay Day unless the wind speeds and other unusually severe weather conditions required for qualification of a Weather Delay Day are substantiated by Contractor on the scheduled work day next following the claimed Weather Delay Day. Except as provided in the preceding sentence, Contractor’s relief shall not include any increase in the Agreement Price or other additional compensation; and Contractor acknowledges that it has assumed the economic risk for delays caused by twenty (20) Weather Delay Days and has included an amount in the Agreement Price to cover for this risk. As noted above, Contractor has also incorporated into the Project Schedule the time necessary to experience of up twenty (20) Weather Delay Days for the various phases of the WTG installation, in aggregate, before the Project Schedule would be adversely impacted.

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Article 10
INDEMNIFICATION

Section 10.1         Indemnities.

10.1.1    Contractor’s General Indemnity. Contractor shall defend, indemnify and hold harmless Owner, Owner’s Representative and Owner’s subsidiaries and Affiliates, and the directors, officers, agents, employees, successors and assigns of each of them (each, an “Owner Indemnified Party”) from and against any and all third party losses of any character, type or description, including, but not limited to, all expenses of litigation, court costs and reasonable attorney’s fees, for injury or death to any person or damage to any property, to the extent caused by Contractor’s breach or default under this Agreement and any negligent act or omission (including strict liability), gross negligence or willful misconduct of Contractor, its Subcontractors, agents or employees, including but not limited to (a) relating to injury to or death of any Person, including employees of Contractor; or (b) resulting from loss or damage to property. Owner shall have no liability for, and Contractor agrees to indemnify, defend and hold Owner harmless against and from, any and all damages, losses, liabilities, claims, litigation, demands, proceedings, judgments, or suits of any kind or of any nature whatsoever (including, without limitation, reasonable attorney’s, consultants’ and experts’ fees and disbursements incurred in investigating, defending against, settling or prosecuting any claim, litigation or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against Owner arising out of or relating to the presence of any Hazardous Materials (other than Pre-Existing Hazardous Materials) which are released, generated, or discharged by Contractor or any of its subcontractors, agents, or employees in connection with the Project. Contractor’s indemnification obligations hereunder are not limited by insurance coverage.

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10.1.2       Contractor’s Infringement Indemnity.

10.1.2.1           Prior to Project Substantial Completion, Contractor shall enforce for the benefit of Owner (at Contractor’s cost) the patent and intellectual property indemnity of the Turbine Supplier included in the Turbine Supply Agreement. Effective upon Project Substantial Completion, or any earlier termination of this Agreement, Contractor shall assign to Owner all rights with respect to such patent indemnity, and thereafter Owner shall be responsible for the enforcement thereof, provided that Contractor shall provide reasonable assistance to Owner as requested by and at the expense of Owner. Contractor’s indemnification obligations hereunder are not limited by insurance coverage

10.1.2.2           With respect to all Work (other than the WTGs), Contractor shall indemnify, defend, and hold each Owner Indemnified Party free and harmless from all losses, claims, liens, demands and causes of action of any kind and costs thereof, including judgments, penalties, interest, court costs and reasonable attorney’s fees incurred by or assessed against any Owner Indemnified Party on account of any claim of infringement of any United States or European Union patent, copyrighted or uncopyrighted work, secret process, trade secret, unpatented invention, or other intellectual property right related to or arising from Contractor’s performance under this Agreement. In addition, and in all such cases where the continued use of any item for the purpose intended is forbidden by any court of competent jurisdiction, Contractor shall at its option either (i) procure for Owner, or reimburse Owner for procuring, the right to continue using the infringing item, (ii) modify the infringing item so that it becomes non-infringing, or (iii) replace the infringing item with a non-infringing item; provided that in no such case shall Contractor take any action which demonstrably adversely affects Owner’s continued use and enjoyment of the Project without the prior written consent of Owner. This paragraph shall not apply to claims of infringement to the extent that the specific selection of the infringing process, material or equipment was made by Owner. Contractor’s indemnification obligations hereunder are not limited by insurance coverage.

10.1.3       Specific Indemnity. Contractor agrees to indemnify, defend and hold any Owner Indemnified Party harmless from and against all fines, penalties, related costs and expenses of any character, type or description, including, but not limited to, all expenses of litigation, court costs and attorney’s fees attributable to any failure of Contractor or Subcontractors to comply with all Applicable Laws and Permits in connection with the performance of the Work. Contractor’s indemnification obligations hereunder are not limited by insurance coverage.

10.1.4       Owner Indemnity. Owner shall protect, defend, indemnify and hold harmless Contractor, Contractor’s engineers and Subcontractors, and their respective partners and their parent corporations, subsidiaries and Affiliates, agents, officers, directors and employees (each, a “Contractor Indemnified Party”) from and against any and all third party Losses of any character, type or description, including, but not limited to, all expenses of litigation, court costs and reasonable attorney’s fees, for injury or death to any person or damage to any property, to the extent caused by the Owner’s breach or default under this Agreement and any negligent acts or omissions (including strict liability), gross negligence or willful misconduct of Owner, its subcontractors, agents or employees, arising out of this Agreement, including but not limited to (a) relating to injury to or death of any Person, including employees of Owner; or (b) resulting from loss or damage to property. Contractor shall have no liability for, and Owner agrees to indemnify, defend and hold Contractor harmless against and from, any and all damages, losses, liabilities, claims, litigation, demands, proceedings, judgments, or suits of any kind or of any nature whatsoever (including, without limitation, reasonable attorney’s, consultants’ and experts’ fees and disbursements incurred in investigating, defending against, settling or prosecuting any claim, litigation or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against Contractor arising out of or relating to the presence of any Hazardous Materials which are released, generated, or discharged by Owner or any of its subcontractors, agents, or employees in connection with the Project.

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10.1.5           Indemnification Procedure. When required to indemnify any Contractor Indemnified Party or Owner Indemnified Party or any other Person entitled to indemnification under Section 10.1 (“Indemnified Party”), the Party providing the indemnity (the “Indemnifying Party”) shall assume on behalf of such Indemnified Party and conduct with due diligence and in good faith the defense of any claim against such party, whether or not the Indemnifying Party shall be joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party shall have charge and direction of the defense and settlement of such claim; provided, however, that without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the employment of counsel by such Indemnified Party shall have reasonably concluded that there exists a material conflict of interest between the Indemnifying Party and such Indemnified Party in the conduct of the defense of such claim (in which case the Indemnifying Party shall not have the right to control the defense or settlement of such claim, on behalf of such Indemnified Party) or (b) the Indemnifying Party shall not have employed counsel to assume the defense of such claim within a reasonable time after notice of the commencement thereof. In each of such cases the fees and expenses of counsel shall be at the expense of the Indemnifying Party. The amount of any indemnity payment made under Section 10.1 shall be reduced by the amount of all insurance proceeds received by the Indemnified Party in respect of the event giving rise to the right of indemnity under Section 10.1. All payments made in respect of indemnities provided under this Article 10 shall be made on an After-Tax Basis.

10.1.6           Minimum Indemnity Claims. Notwithstanding anything to the contrary, no claim for indemnity shall be brought pursuant to this Article 10 until the total loss, damages or expenses incurred or suffered by the Indemnified Party hereunder exceeds $[**] in the aggregate, and then only to the extent such claim exceeds such $[**] threshold.

10.1.7           Survival of Indemnities. The indemnities set forth in this Article 10 shall expire and the Parties shall have no further liability under this Article 10 four (4) years after the date of Project Substantial Completion.

_____________________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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Article 11
LIMITATION OF LIABILITY

Section 11.1          Contractor Delay Liquidated Damages Cap. Contractor’s liability under this Agreement for Delay Liquidated Damages will be limited to Twenty Million and 00/100 Dollars ($20,000,000.00).

Section 11.2          Contractor’s Aggregate Liability Cap. Notwithstanding any other provision of this Agreement, the aggregate amount of damages Owner shall be entitled to receive from Contractor (including, but not limited to, any damages to which Owner may be entitled as Delay Liquidated Damages as set forth in Section 6.9 or as otherwise set forth herein, and/or as a result of Contractor Defaults as set forth in Section 13.1, and/or for warranty obligations as set forth in Article 7, and/or under breach of contract, breach of warranty, and/or any other theory at law or in equity), shall be limited to twenty five percent (25%) of the Agreement Price; provided, however, that Contractor’s liability for fraud, intentional misconduct, or diversion of one or more WTGs (by Contractor) covered under the Turbine Supply Agreement from the Project, or indemnity liability pursuant to Section 10.1 for third party Losses, shall be limited to the Agreement Price.

Section 11.3         Contractor Buy-Back Right. With respect to any WTG that has not achieved Mechanical Completion and Commissioning and Turnover of Electrical Works before January 1, 2020, Contractor shall have One Hundred and Eighty (180) Days from the Guaranteed WTG Mechanical Completion Date to cause any such WTG to achieve Mechanical Completion and Commissioning and Turnover of Electrical Works (the “WTG Cure Period”). Following the expiration of such WTG Cure Period, the Parties shall work together and negotiate to arrive at a mutually agreeable resolution of Contractor’s failure to achieve Mechanical Completion. If the Parties fail to agree on a mutually agreeable resolution, Contractor shall have the right, but not the obligation, to buy back (the “Buy-Back Right”) up to seven (7) WTGs, at a price equal to (i) [**] ($[**]) per WTG for the first three (3) WTGs repurchased by Contractor or (ii) [**] ($[**]) per WTG for each WTG repurchased by Contractor thereafter up to the seven (7) WTG limit (the “Buy-Back Amount”), as applicable. Notwithstanding the foregoing, in the event Owner has not paid Contractor any amount related to a WTG with respect to which Contractor exercises its Buy-Back Right, the Buy-Back Amount shall be reduced by such unpaid amount. The payment of the Buy-Back Amount shall be made by Contractor to Owner on or before July 30, 2020. If Contractor exercises its Buy-Back Right with respect to any WTG, Contractor shall, at Contractor’s cost, remove any such WTG from the Project Site (if applicable) and restore any impacted property to its pre-construction condition within ninety (90) days of exercising such Buy-Back Right.

Section 11.4          PTC Liquidated Damages. In addition to Delay Liquidated Damages payable pursuant to Section 6.9, with respect to any WTG that does not achieve WTG Substantial Completion prior to the later of (i) January 1, 2021 and (ii) the Guaranteed Project Substantial Completion Date (as may be modified in accordance with Section 5.5 and Article 9 of this Agreement) and that Contractor does not buy back pursuant to Section 11.3, Contractor shall pay Owner liquidated damages in an amount equal to Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000) per each such WTG (“PTC Liquidated Damages”) unless, prior to January 1, 2024, there is a Final IRS Determination that 100% PTCs are allowable with respect to each such WTG, and subject to adjustment in accordance with Schedule 11.4. Such PTC Liquidated Damages shall be due and payable on January 2, 2024. As provided in Schedule 11.4, in no event will PTC Liquidated Damages be payable with respect to lost PTCs to the extent Sellers have indemnified Owner pursuant to Section 9.2(c) of the Asset Purchase Agreement for the same lost PTCs. The Owner shall keep Contractor fully and timely informed by written notice of any audit, administrative or judicial proceedings, meetings or conferences with the IRS with respect to whether 100% PTCs are allowable with respect to each such WTG. Furthermore, Contractor shall have the right to review and comment on any submissions to the IRS, and attend and jointly participate in any such meetings or conferences with the IRS at its own expense. In any such proceedings, the Owner shall take or not take any action reasonably requested by Contractor that would materially affect whether 100% PTCs are allowable with respect to each such WTG. The PTC Liquidated Damages payable pursuant to this Section 11.4 shall not be subject to the cap on liability for Delay Liquidated Damages provided in Section 11.1 or the cap on aggregate maximum liability provided in Section 11.2.

____________________________________

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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Section 11.5         CONSEQUENTIAL DAMAGES. SUBJECT TO THE NEXT SENTENCE, NEITHER OWNER NOR CONTRACTOR NOR ANY OF EITHER OF THEIR SUCCESSORS OR ASSIGNS, OR THE RESPECTIVE SHAREHOLDERS, PARTNERS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES OR REPRESENTATIVES OF EITHER OF THEM, SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, SPECIAL, EXEMPLARY, INDIRECT OR INCIDENTAL LOSSES OR DAMAGES, INCLUDING REVENUES FROM LOST POWER, LOSS OF USE, COST OF CAPITAL, LOSS OF GOODWILL, LOSS OF REVENUES OR PROFIT, AND OWNER AND CONTRACTOR EACH HEREBY RELEASES THE OTHER AND EACH OF SUCH PERSONS FROM ANY SUCH LIABILITY. THE FOREGOING EXCLUSION SHALL NOT (A) PRECLUDE RECOVERY, WHERE APPLICABLE, OF LIQUIDATED AMOUNTS HEREUNDER (EXCEPT AS PROVIDED IN Section 11.1), (B) BE CONSTRUED TO LIMIT RECOVERY UNDER ANY INDEMNITY IN Article 10, (C) LIMIT ANY LIABILITY OF A PARTY UNDER THE ASSET PURCHASE AGREEMENT OR LIABILITY OF OWNER UNDER THIS AGREEMENT TO THE EXTENT RESULTING FROM OWNER’S BREACH OF THE ASSET PURCHASE AGREEMENT, OR (D) PRECLUDE ANY RECOVERY BY OWNER AGAINST CONTRACTOR FOR ANY LIABILITY OF CONTRACTOR UNDER Section 11.2.

Section 11.6         Liquidated Damages Not a Penalty. The Parties acknowledge and agree that because of the unique nature of the WTGs, the Infrastructure Facilities and the Project and the unavailability of substitute equipment, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Owner as a result of Contractor’s failure to achieve Project Substantial Completion by the Guaranteed Project Substantial Completion Date. It is understood and agreed by the Parties that (a) Owner shall be disadvantaged by failure of Contractor to meet such obligations, (b) it would be impracticable or extremely difficult to quantify the amount of time Owner’s disadvantage resulting therefrom, (c) any sums which would be payable under Section 6.9 and/or Section 11.4 are in the nature of liquidated damages are fair and reasonable, and (d) such payments represent a reasonable estimate of damages, and shall, without duplication, be the sole and exclusive remedy of Owner with respect to any such failure by Contractor (but without limiting Contractor’s obligation to achieve Project Substantial Completion).

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Section 11.7         Limitation of Owner Liabilities. Notwithstanding any other provision of this Agreement, the aggregate amount of damages Contractor shall be entitled to receive from Owner, regardless of the theory of liability, shall be the Agreement Price.

Section 11.8         Releases Valid in All Events. The waivers, limitations and disclaimers of liability indemnities, releases from liability and limitations on liability or damages expressed in this Agreement shall survive cancellation or expiration of this Agreement, and shall apply (unless otherwise expressly indicated under this Agreement) irrespective of whether a Party or any Affiliate thereof or any partner, shareholder, officer, director or employee of a Party or an Affiliate thereof asserts a theory of liability in contract, equity or tort, even in the event of fault, misrepresentation (including negligent misrepresentation), negligence (including sole negligence), foreseeable damages, strict liability, breach of warranty or any other theory of liability, of the party indemnified, released or whose liabilities are limited, and, to the extent permitted by Applicable Law, shall extend to the partners, principals, directors, officers and employees, agents and Affiliates of such party, and their partners, principals, directors, officers and employees.

Article 12
INSURANCE

Section 12.1         Coverage by Contractor and Owner. Unless as otherwise set forth in Exhibit 12.0, Contractor and Owner shall maintain or cause to be maintained the insurance as specified in Exhibit 12.0, from the Notice to Proceed Date until the earlier to occur of (a) Final Completion and (b) the earlier termination of this Agreement.

Section 12.2         No Limitation Intended. The insurance coverage to be provided by Contractor or Owner as set forth in Exhibit 12.0, is not intended to and shall not in any manner limit or qualify the obligations of Contractor under this Agreement except to the extent that any proceeds of such insurance are received by Owner and are applied to the satisfaction of Contractor’s obligations hereunder.

Section 12.3         Failure to Obtain or Maintain Coverage. The failure by either Contractor or Owner to obtain or maintain the insurance required hereunder shall entitle the other Party, in addition to any other remedies available under this Agreement, at law or in equity, to obtain such coverage at the expense of the Party failing to obtain or maintain such insurance; provided, however, that such Party shall reimburse the other Party for the cost of obtaining or maintaining such insurance.

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Article 13
DEFAULT; TERMINATION AND SUSPENSION

Section 13.1           Contractor Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Contractor hereunder (each a “Contractor Event of Default”):

13.1.1       Contractor, the surety (if any), or any Guarantor makes a general assignment for the benefit of its creditors, is unable to pay its debts as they become due, or becomes the subject of any voluntary or involuntary bankruptcy, insolvency, arrangement, reorganization or other debtor relief proceeding under any Applicable Laws, now in existence or hereafter becoming effective, and, in the case of any such involuntary proceeding, that is not dismissed or stayed within forty-five (45) Days after it is commenced;

13.1.2       Contractor fails, for any reason, to make prompt payments required to be made by Contractor to Owner that is not otherwise in dispute or, other than due to a failure of Owner to make payments to Contractor when obligated and in accordance with this Agreement, any Subcontractor, which failure continues for thirty (30) Days after notice of such non-payment;

13.1.3       there is a default under the Guaranty;

13.1.4       Contractor (or any other Seller) is in material default of the Asset Purchase Agreement and such default continues beyond the applicable cure period provided by the Asset Purchase Agreement;

13.1.5       Contractor is in material default of the Turbine Supply Agreement or the Prime Subcontract and such default continues beyond the applicable cure period provided by the Turbine Supply Agreement or the Prime Subcontract, as applicable;

13.1.6       Contractor intentionally disregards Applicable Laws, Applicable Standards, or the Contract Documents and does not commence to cure its noncompliance therewith within thirty (30) days after notice from Owner;

13.1.7       Contractor disregards any material instruction of Owner delivered in accordance with this Agreement (other than instructions that materially increase Contractor’s costs or the scope of the Work without an accompanying Scope Change Order) and does not commence to cure its noncompliance therewith within thirty (30) days after notice from Owner;

13.1.8       [Reserved]

13.1.9       Delay Liquidated Damages accrued exceed the cap for Delay Liquidated Damages set forth in Section 11.1;

13.1.10     Contractor fails to deliver a Recovery Plan requested pursuant to Section 2.4.4 within fourteen (14) days after notice of delinquency and does not commence to cure such delinquency within ten (10) days after notice from Owner; provided that (i) if Contractor is engaged in good faith efforts to prepare and deliver the Recovery Plan to Owner, and (ii) it is not possible to prepare and deliver the Recovery Plan to Owner within the ten (10) Day cure period, the cure period shall be extended for an additional ten (10) Day period;

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13.1.11     [Reserved]

13.1.12     Contractor has made a material misrepresentation in this Agreement and fails to cure same within thirty (30) Days after receiving a notice from Owner that specifies the damages to Owner that have or will result from such misrepresentation;

13.1.13     Contractor diverts one or more WTGs from the Project (or a WTG is otherwise not available);

13.1.14     [Reserved]

13.1.15     Contractor fails to maintain the insurance required by Article 12;

13.1.16     Any Guarantor repudiates or otherwise challenges the validity or enforceability of any Guaranty, or Contractor fails to deliver a letter of credit to Owner as required pursuant to Section 4.7.4 following the occurrence of a Credit Trigger Event with respect to Guarantor; or

13.1.17     Contractor is otherwise in material breach of any provision of, or has failed to perform its material obligations under, this Agreement or the Agreement Documents, and such failure continues for thirty (30) Days after written notice from Owner that specifies the damages to Owner that have or will result from such breach (or provide a plan that is acceptable to Owner, in the sole discretion of Owner, to commence a cure within thirty (30) Days after receipt of notice and diligently and continuously pursue a cure, and if such default is capable of cure within ninety (90) Days, then such default shall not be a Contractor Event of Default unless it remains uncured ninety (90) Days from the date of the original written notice from Owner).

Section 13.2           Owner Remedies . Upon the occurrence and during the continuation of any Contractor Event of Default hereunder, Owner, in addition to its right to pursue any other remedy given under this Agreement or now or hereafter existing at law or in equity or otherwise and after giving effect to any applicable cure periods, shall have the right to terminate this Agreement by written notice to Contractor and the Guarantors (“Termination for Cause”); provided, however, that Owner shall have no right to terminate this Agreement for any breach or default under this Agreement or the Guaranty that is not a material breach or default. A Termination for Cause shall be effective upon delivery of Owner’s written notice (the “Termination Notice”) with respect thereto. Owner shall, within a reasonable period of time after the Work is finally completed by one or more replacement contractors, determine the total cost to Owner for completing the Work in accordance with the Technical Specifications and the other Requirements of this Agreement, including all sums previously paid or then owed to Contractor pursuant to this Agreement. In contracting with such replacement contractors, Owner shall, to the extent practicable, cause the Work to be completed in accordance with the Agreement Documents and shall employ reasonable efforts to mitigate the costs incurred in connection with completion of the Work. If the Agreement Price is less than the sum of (i) the cost incurred by Owner finally to complete the Work; (ii) all amounts previously paid to Contractor pursuant to this Agreement, Contractor shall pay to Owner on demand the amount of such difference. Any amount owed by Owner to Contractor for the level of completion of the Work shall be retained by Owner until after completion of the Work and applied by Owner to pay any amounts and damages owed by Contractor pursuant to this Section 13.2. Any excess shall be remitted by Contractor within sixty (60) Business Days after the Project is finally completed.

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13.2.1      Unless otherwise stated in the notice, upon receipt of notice of Termination for Cause or a Step-In Notice:

13.2.1.1           Contractor shall immediately discontinue the Work or the relevant portion of the Work on the date and to the extent specified in the notice;

13.2.1.2           Contractor shall place no further orders or subcontracts as to the Work, other than as may be necessary for completion of any such portion of the Work that is not terminated;

13.2.1.3           If requested by Owner, Contractor shall make every reasonable effort to obtain cancellation upon terms satisfactory to Owner of all orders and subcontracts to the extent they relate to the performance of the Work terminated;

13.2.1.4           As directed by Owner, Contractor shall assist Owner in the maintenance, protection and disposition of materials, supplies, property or the like acquired pursuant to the Agreement; and

13.2.1.5           Contractor shall deliver to Owner all Documents, Drawings, plans, specifications, data, estimates, summaries or other material and information whether completed or in process related to the Work.

13.2.2      Step-In Rights. During the continuance of a Contractor Event of Default, with or without termination of this Agreement or the exercise of other remedies, Owner shall provide Twelve (12) Days prior written notice (the “Step-In Notice”) to Contractor and Guarantor of its intent to exercise the rights set forth in this Section 13.2.2 (the “Step-In-Rights”) and thereafter take over performance of the Work and assume all of Contractor’s rights and responsibilities under the Turbine Supply Agreement, Prime Subcontract and other specified Subcontracts pursuant to the Turbine Supply Security and Collateral Assignment Agreement, the Turbine Supplier Consent to Assignment, the Prime Subcontract Security and Assignment Agreement, the Prime Subcontractor Consent to Assignment, and any other assignments of Subcontracts and related consents thereto delivered to Owner pursuant to Section 2.21. Owner’s Step-In Rights shall take effect Twelve (12) Days after receipt of the Step-In Notice by Contractor. All costs incurred by Owner in connection with such assumed contracts, as well as all other costs incurred by Owner in completing the Work, shall be deducted from any amounts owed by Owner to Contractor or added to the amount of any claim by Owner against Contractor hereunder, as the case may be.

Section 13.3          Owner Default. The occurrence of any one or more of the following events shall constitute an event of default by Owner hereunder (“Owner Event of Default”):

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13.3.1      Owner makes a general assignment for the benefit of its creditors, is unable to pay its debts as they become due, or becomes the subject of any voluntary or involuntary bankruptcy, insolvency, arrangement, reorganization or other debtor relief proceeding under any Applicable Laws, now in existence or hereafter becoming effective, and, in the case of any such involuntary proceeding, that is not dismissed or stayed within forty-five (45) Days after it is commenced;

13.3.2      Owner fails, for any reason, to make prompt payments required to be made by Owner to Contractor that is not otherwise in dispute;

13.3.3      Owner has made a material misrepresentation in this Agreement and fails to cure same within thirty (30) Days after notice from Contractor that specifies the damages to Contractor that have or will result from such misrepresentation;

13.3.4      Owner is in material default of the Asset Purchase Agreement and such default is not cured as provided by the Asset Purchase Agreement; or

13.3.5      Owner is otherwise in material breach of any provision of, or has failed to perform its material obligations under, the Agreement and Agreement Documents and such failure continues for thirty (30) Days after written notice from Contractor that specifies the damages to Contractor that have or will result from such breach; or provide a plan that is acceptable to Contractor, in the sole discretion of Contractor, to commence a cure within thirty (30) Days after receipt of notice and diligently and continuously pursue a cure, and if such default is capable of cure within ninety (90) Days, then such default shall not be an Owner Event of Default unless it remains uncured ninety (90) Days from the date of the original written notice from Contractor

13.3.6      Owner has failed to provide or maintain the Owner LOC as required under Section 4.1.2.

Section 13.4           Contractor Rights to Terminate.

13.4.1.1           Contractor’s Right to Terminate. Contractor may suspend performance of the Work until the Owner Event of Default is cured or may terminate this Agreement in respect of an Owner Event of Default, upon not less than thirty (30) Days prior written notice to Owner.

13.4.1.2           Termination Due to Force Majeure. If (a) Owner wholly suspends the Work on the Project for one hundred eighty (180) consecutive Days due to the occurrence of a Force Majeure Event suffered by Owner or (b) Contractor is entirely prevented from performing the Work for a period of one hundred eighty (180) consecutive Days as a result of the occurrence of a Force Majeure Event, then the affected Party may terminate this Agreement (“Termination Due to Force Majeure”). Upon such termination, Owner shall, except to the extent covered by insurance, pay Contractor (a) payment of all accrued payment obligations due and payable through such date, (b) all reasonable direct costs incurred by Contractor in performance of the Work for which Contractor has not yet been paid by Owner, and all reasonable direct documented costs incurred by Contractor for terminating the Work before Final Completion, including, but not limited to, removing equipment and materials from the Project Site, home office costs associated with terminating contracts and reassignment of personnel, and (c) all reasonable cancellation fees or termination payments required to terminate or cancel Subcontractor’s and Contractor’s contract personnel. The foregoing costs shall not include any costs incurred by Contractor after the date of the event giving rise to such termination that Contractor reasonably could have mitigated. Contractor shall use all reasonable diligent efforts to mitigate the costs described above in this Section 13.4.1.2. Nothing in this Section 13.4.1.2 shall relieve or excuse either Party from its obligations under Article 8 in respect of the occurrence of a Force Majeure Event

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Section 13.5         Termination of Asset Purchase Agreement. In the event the Asset Purchase Agreement is terminated in accordance with the terms thereof, this Agreement shall be deemed terminated as of the date of termination of the Asset Purchase Agreement. Each Party shall be relieved of any and all liability to the other Party pursuant to this Agreement upon such termination; provided, however, that any obligation of either Party under Section 13.6.5 shall survive such termination of this Agreement.

Section 13.6           Actions Required Following Termination.

13.6.1      Discontinuation of Work. Upon termination of this Agreement, Contractor immediately shall discontinue the Work and remove its personnel and equipment from the Project Site, and Owner shall be entitled to take exclusive possession of the Work and all or any part of the Work and materials delivered or en route to the Project Site, for which payment has been made by Owner to Contractor, to the extent that Owner has paid Contractor all amounts hereunder then due and payable from Owner to Contractor, and all amounts due pursuant to Section 13.2, Section 13.3, and Section 13.4. Contractor immediately shall take such steps as are reasonably necessary to preserve and protect Work completed and in progress and to protect materials, equipment and supplies at the Project Site, stored off-site, or in transit.

13.6.2      Cancellation and Transfer of Subcontracts and Other Rights. Upon termination of this Agreement, Contractor shall also, upon request by Owner, (a)  to the extent assignable, irrevocably assign and deliver to Owner any and all Subcontracts, purchase orders, bonds and options made by Contractor in performance of the Work and not previously assigned to Owner, pursuant to Section 2.2.1 or otherwise (but in no event shall Owner be liable for any action or default of Contractor occurring prior to such delivery and assignment except to the extent such action or default was caused by Owner, and each contract with each Subcontractor and the Turbine Supplier shall so provide); (b)  provide to Owner without charge and in accordance with this Agreement and the terms of such Subcontracts, all rights to use patented or proprietary materials of Contractor and Subcontractors in completing, operating and maintaining the Work; and (c)  deliver to Owner certified copies of all Agreement Documents and, if the termination occurs at a time when the design of the Infrastructure Facilities is incomplete, originals of all Design Documents in process (except that Contractor may keep for its records copies, and, if sufficient originals exist, an original set, of the Agreement Documents executed by Owner and Design Documents for the WTGs), all other materials relating to the Work which belong to Owner, and all papers and Documents relating to Permits, orders placed, bills and invoices, lien releases and financial management under this Agreement. All deliveries hereunder shall be made free and clear of any liens, security interests or encumbrances, except such as may be created by Owner or permitted by this Agreement. Except as provided herein, no action taken by Owner or Contractor after the termination of this Agreement shall prejudice any other rights or remedies of Owner or Contractor provided by Applicable Laws, the Agreement Documents or otherwise upon such termination. Upon termination of this Agreement solely on account of Section 13.4, Contractor shall be entitled to terminate any Guaranty required by Section 4.7.

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13.6.3      Payments to Turbine Supplier. In the event that Turbine Supplier has delivered WTGs to the Project Site and Owner has taken title to such WTGs, then prior to exercising any rights under the Turbine Supply Assignment or the Turbine Supplier Consent to Assignment, Owner shall reimburse Contractor for all previously unreimbursed sums that Contractor has paid to the Turbine Supplier for such WTGs that have been delivered to the Site, minus any amount that Owner is otherwise entitled to offset or withhold in accordance with Section 4.10 or Section 4.12, respectively.

13.6.5      Surviving Obligations. Termination or expiration of this Agreement (a)  shall not relieve either Party of its obligations with respect to the confidentiality of the other Party’s information as set forth in Article 17; (b)  shall not relieve either Party of any obligation hereunder which expressly or by implication survives termination hereof; and (c)  except as otherwise provided in any provision of this Agreement expressly limiting the liability of either Party, shall not relieve either Owner or Contractor of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or arising out of such termination, and shall not relieve Contractor of its obligations as to portions of the Work or other services hereunder already performed or of obligations assumed by Contractor prior to the date of termination. This Article 13 shall survive the termination or expiration of this Agreement.

Article 14
TITLE AND RISK OF LOSS

Section 14.1          Title to WTGs, Infrastructure Facilities and the Work. Provided that Owner has made all Milestone Payments due in accordance with this Agreement, (i) Contractor warrants and guarantees that legal title to and ownership of the Work shall be free and clear of any and all liens, claims, security interests or other encumbrances when title thereto passes to Owner, (ii) title to all Infrastructure Facilities and the Work, other than the WTGs, shall pass to Owner upon Project Substantial Completion; (iii) title to the 5% Safe Harbor Turbines shall pass to Owner pursuant to the Asset Purchase Agreement upon Project Closing; and (iv) title to each other WTG shall pass to Owner upon delivery to the Project Site.

Section 14.2         Ownership of Work Documents. All Drawings, As-Built Drawings and Documentation, Designs Documents, estimates, data, summaries, materials, information, plans, specifications, calculations, reports and other documents (“Documents”) whether in hard copy or electronic media prepared pursuant to the Agreement shall become the sole and exclusive property of Owner and title thereto shall pass to the Owner upon transmittal to Owner; provided, however, that ownership and rights to use any and all Documents relating to the WTG design and specifications shall be governed exclusively by the Turbine Supply Agreement. Owner reserves the right to reproduce, modify and use in any manner, any and all Documents. Contractor shall, and shall cause its employees, representatives, agents and Subcontractors to execute and deliver any and all forms and instruments necessary or desirable to transfer the Documents such that Owner shall have of record all of its rights, interests, title and ownership in and to the Documents, free and clear of all third party encumbrances and interests.

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Section 14.3          Risk of Loss. Notwithstanding passage of title as provided in Section 14.1, Contractor shall bear the risk of loss and damage with respect to the WTGs (including the 5% Safe Harbor Turbines), the related Electrical Works, and all other portions of the Work, or any portion thereof, wherever located, until Project Substantial Completion. Upon such transfer of risk of loss with respect to such item, Contractor shall relinquish and Owner shall assume full and exclusive custody of such property, including responsibility for operation, maintenance, insurance and risk of loss. Notwithstanding the foregoing, if Contractor is obligated by the terms of this Agreement to perform additional Work with respect to the WTGs or the related Electrical Works subsequent to Project Substantial Completion, Contractor shall bear the risk of loss and damage with respect to such additional Work until Contractor’s obligation to perform additional Work is satisfied.

Section 14.4         Revenues. Owner shall be entitled to any revenues generated by the Project whether before or after Project Substantial Completion.

Article 15
DISPUTE RESOLUTION

Section 15.1         Choice of Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the Laws of the State of New York without reference to its choice of law provisions other than Section 5-1401 of the General Obligations Law.

Section 15.2         Attempt to Resolve Disputes. Upon a Party’s written notification to the other Party of a dispute, which notification must include a written explanation of the dispute and the material particulars of the notifying Party’s position as to the dispute, each Party shall nominate one (1) executive representative with the authority to bind such Party. The nominated representatives shall meet not later than ten (10) Business Days thereafter to attempt in good faith to resolve the dispute and to produce written terms of settlement for the dispute (a “Settlement Agreement”). A Settlement Agreement executed by each executive representative shall serve as conclusive evidence of the resolution of such dispute. If the executive representatives do not produce and execute the Settlement Agreement within forty-five (45) Days after the date of the first meeting or within a longer period agreed to by each executive representative, then, either Party may upon written notice to the other Party, pursue all its rights and remedies provided at law or equity or otherwise in this Agreement.

Section 15.3         Forum Selection. The Parties hereto hereby irrevocably submit to the jurisdiction of the federal or state courts located in Hennepin County, Minnesota, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby; and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum.

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Section 15.4         WAIVER OF JURY TRIAL; ENFORCEMENT PROCEEDINGS. IN ANY LITIGATION ARISING FROM OR RELATED TO THIS AGREEMENT, THE PARTIES HERETO EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY TO THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR OWNER AND CONTRACTOR TO ENTER INTO THIS AGREEMENT. EACH PARTY AGREES THAT FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

Section 15.5         Service of Process. Each of the Parties hereto hereby consents to process being served by the other Party to this Agreement in any suit, action or proceeding of the nature specified in Section 15.3 by mailing of a copy thereof in accordance with the provisions of Section 17.4 hereof.

Section 15.6         Continued Performance. Pending final resolution of any dispute, Owner and Contractor shall continue to fulfill their respective obligations hereunder and Owner shall continue to pay Contractor in accordance with the terms of this Agreement, except to the extent expressly provided in this Agreement.

Article 16
REPRESENTATIONS AND WARRANTIES

Section 16.1          Contractor Representations. Contractor represents and warrants that:

16.1.1     Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on its ability to perform this Agreement.

16.1.2     No Violation of Law; Litigation. It is not in violation of any Applicable Laws, or judgment entered by any Governmental Authority which violations, individually or in the aggregate, would materially and adversely affect its performance of any obligations under this Agreement. Except as Contractor has disclosed in writing to Owner prior to the Effective Date, there are no legal or arbitration proceedings or any proceeding by or before any Governmental Authority, now pending or (to the best knowledge of Contractor) threatened against Contractor which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Contractor to perform under this Agreement.

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16.1.3     Permits. It is (or will be prior to performing any applicable Work on the Project Site) the holder of all Permits required to permit it to operate or conduct its business now and as contemplated by this Agreement.

16.1.4     No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, or compliance with the terms and provisions hereof, conflicts with or will result in a breach of, or require any consent under, the governing Documents of Contractor, or any Applicable Laws or regulation, order, writ, injunction or decree of any court, or any agreement or instrument to which Contractor is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument.

16.1.5     Corporate Action. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Contractor of this Agreement have been duly authorized by all necessary action on its part; and, this Agreement has been duly and validly executed and delivered by Contractor and constitutes the legal, valid and binding obligation of Contractor enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 16.2          Owner Representations. Owner represents and warrants that:

16.2.1     Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on its ability to perform this Agreement.

16.2.2     No Violation of Law; Litigation. It is not in violation of any Applicable Laws or judgment entered by any Governmental Authority, which violations, individually or in the aggregate, would materially and adversely affect its performance of any obligations under this Agreement. Except as Owner has disclosed in writing to Contractor prior to the Effective Date, there are no legal or arbitration proceedings or any proceeding by or before any Governmental Authority, now pending or (to the best knowledge of Owner) threatened against Owner which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Owner to perform under this Agreement.

16.2.3     No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, or compliance with the terms and provisions hereof and thereof, conflicts with or will result in a breach of, or require any consent under, the governing Documents of Owner, or any Applicable Laws or regulation, order, writ, injunction or decree of any court, or any agreement or instrument to which Owner is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument.

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16.2.4     Corporate Action. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Owner of this Agreement have been duly authorized by all necessary action on its part; and, this Agreement has been duly and validly executed and delivered by Owner and constitutes the legal, valid and binding obligation of Owner enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

16.2.5     Solvency. It is not currently a party to any voluntary or involuntary bankruptcy or reorganization proceeding under Applicable Law, and remains solvent.

16.2.6     Sufficient Financial Resources. It has sufficient financial resources to carry out all payment obligations established by and set forth in this Agreement.

16.2.7     Financial Condition. Its senior unsecured credit rating is at or above BBB- (or Baa3 in the case of Moody’s) as of the Effective Date.

Article 17
MISCELLANEOUS PROVISIONS

Section 17.1         Confidentiality. Except as set forth in this Section 17.1, Owner and Contractor shall hold in confidence all information supplied by either Party to the other Party under the terms of this Agreement that is marked or otherwise indicated to be confidential (“Confidential Information”). Each Party shall inform its Affiliates, Subcontractors, suppliers, vendors and employees of its obligations under this Section 17.1 and require such Persons to adhere to the provisions hereof. Notwithstanding the foregoing, Owner and Contractor may disclose the following categories of information or any combination thereof:

17.1.1     information which was in the public domain prior to receipt thereof by such Party or which subsequently becomes part of the public domain by publication or otherwise except by a wrongful act of such Party;

17.1.2     information that such Party can show was lawfully in its possession prior to receipt thereof from the other Party through no breach of any confidentiality obligation;

17.1.3     information received by such Party from a third party having no obligation of confidentiality with respect thereto;

17.1.4     information at any time developed independently by such Party providing it is not developed from otherwise confidential information;

17.1.5     information disclosed pursuant to and in conformity with Applicable Law or a judicial order or in connection with any legal proceedings described in Article 15; and

17.1.6     information required to be disclosed under securities laws applicable to publicly traded companies and their subsidiaries.

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In addition, Owner may disclose Confidential Information to any financial institutions expressing interest in providing debt financing or refinancing or other credit support to Owner, and the agent or trustee of any of them; provided, however, that such disclosures shall be subject to the agreement of such Persons to keep such information confidential pursuant to the terms of this Section 17.1. The Parties each acknowledge and agree that the terms of this Agreement shall constitute Confidential Information of the other Party. Notwithstanding the foregoing, either Party may publish Confidential Information regarding this Agreement with the express written consent of the other Party. Neither Party shall release, distribute or disseminate any Confidential Information for publication concerning this Agreement or the participation of the other Party in the transactions contemplated hereby without the prior written consent of the other Party, provided, however, that such limitation on disclosure shall not apply to disclosures or reporting required by a Governmental Authority if the Party seeking disclosure informs the other Party of the need for such disclosure and, if reasonably requested by the other Party, seeks, through a protective order or other appropriate mechanism, to maintain the confidentiality of Confidential Information.

Section 17.2         Public Announcements; Press Release. Neither Party shall issue any public announcement or other statement with respect to this Agreement or the transactions contemplated hereby, without the prior consent of the other Party, unless required by Applicable Law or order of a court of competent jurisdiction; provided, however, that a Party shall have the right without obtaining such consent to include public information concerning the Project in such Party’s marketing materials following the initial public announcement of this Agreement by the Parties. In the event of a breach of this Section 17.2, in addition to and not in lieu of any legal or equitable remedies that may otherwise be available, the non-breaching Party may, in its sole discretion, issue public announcements that the non-breaching Party shall deem to be appropriate in its sole discretion to supplement, correct or amplify the announcement or statement made by the breaching Party. Notwithstanding anything in the foregoing provisions of this Section 17.2, the Parties may each make an initial public announcement or statement regarding the execution of this Agreement and the transactions contemplated hereby, without the consent of the other Party, provided that such public announcement or statement shall be limited to statements regarding the size and location of the Project, the projected year for construction and operation of the Project and the parties hereto.

Section 17.3         Software and Other Proprietary Material. Owner and Contractor acknowledge and agree that, pursuant to the terms of this Agreement, Owner is being provided and shall have access to certain intellectual property rights, the right to make and use (but not distribute) derivative works (a) owned by Contractor, or (b) used or licensed by Contractor pursuant to Contractor’s agreements with its Subcontractors, including software, trade secrets, patents and other proprietary information relating to the specification, design, construction, installation, operation or maintenance and repair of the Work, as well as certain training processes and the contents of service and maintenance manuals and test and inspection procedures (“Intellectual Property Rights”). Owner and Contractor agree that the Agreement provides Owner and any Affiliate of Owner and their representatives with an irrevocable, permanent, transferable, nonexclusive, royalty-free license to use the Intellectual Property Rights (a) in connection with the Project and (b) solely in connection with the operation, maintenance, repair, modification or alteration of any other power generating facility to be owned, operated, constructed or developed by Owner or any Affiliate of Owner; provided that, Contractor makes no representation or warranty with respect to the Intellectual Property Rights to the extent that such Intellectual Property Rights are used in any facility other than the Project and; provided, further, that Contractor makes no representation that the Intellectual Property Rights are suitable for reuse by Owner or others on any other project and, provided, further, that any such reuse will be at Owner’s sole risk and without liability or legal exposure to Contractor.

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Section 17.4         Notice. All notices and other communications required or permitted by this Agreement or by Applicable Law to be served upon or given to a Party by any the other Party shall be in writing signed by the Party giving such notice and shall be deemed duly served, given and received (a)  on the date of service, if served personally or sent by facsimile or email transmission (with appropriate confirmation of receipt) to the Party to whom notice is to be given, (b) on the fourth (4th) Day after mailing, if mailed by first class registered or certified mail, return receipt requested, postage paid, or (c) on the next Day if sent by a nationally recognized courier for next Day service and so addressed and if there is evidence of acceptance by receipt, in each case addressed as follows:

If to Owner:	Otter Tail Power Company
215 South Cascade Street
Fergus Falls, Minnesota
Attention: Harvey McMahon, Manager, Renewable Energy Construction and Operations
Telephone: (701) 253-4732
Facsimile: (218) 739-8629
Email: HMcMahon@otpco.com

With a copy to:	Otter Tail Power Company
215 South Cascade Street
Fergus Falls, MN 56537
Attention: Legal Department
Telephone: (218) 739-8922
Facsimile: (218) 998-3165
Email: mbring@otpco.com

If to Contractor:	EDF-RE US DEVELOPMENT, LLC
15445 Innovation Drive
San Diego, California 92128
Attention: Christina Watts
Telephone: (858) 521-3512
Facsimile: (858) 521-3333
Email: Christina.Watts@edf-re.com

with a copy to:	EDF Renewable Energy
15445 Innovation Drive
San Diego, CA 92128
Attention: Joshua Pearson
Telephone: (858) 521-3467
Facsimile: (858) 521-3333
Email: Joshua.Pearson@edf-re.com

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The Parties, by like notice in writing, may designate, from time to time, another address or office to which notices shall be delivered pursuant to this Agreement.

Section 17.5         No Rights in Third Parties. Except as otherwise expressly provided herein, this Agreement and all rights hereunder are intended for the sole benefit of the Parties and shall not imply or create any rights on the part of, or obligations to, any other Person.

Section 17.6         Conflicting Provisions. In the event of any inconsistencies between this Agreement (not including the Exhibits) and the other Agreement Documents, the following order of precedence in the interpretation hereof or resolution of such conflict hereunder shall prevail:

17.6.1     duly authorized and executed Scope Change Orders and written amendments to this Agreement executed by both Parties;

17.6.2     this Agreement;

17.6.3     the Exhibits hereto; and

Where an irreconcilable conflict exists among Applicable Laws, this Agreement, the Drawings included in the Design Documents, and the specifications in the Design Documents, the earliest item mentioned in this sentence involving a conflict shall control over any later mentioned item or items subject to such conflict. Notwithstanding the foregoing provisions of this Section 17.6 if a conflict exists within or between parts of the Agreement Documents, or between the Agreement Documents and Applicable Law, or among Applicable Laws themselves, the more stringent or higher quality requirements shall control. All obligations imposed on Contractor and each Subcontractor under the Agreement Documents (other than this Agreement) or under Applicable Laws or Applicable Standards and not expressly imposed or addressed in this Agreement shall be in addition to and supplement the obligations imposed on Contractor under this Agreement, and shall not be construed to create an “irreconcilable conflict”. Where a conflict exists among codes and standards applicable to the Infrastructure Facilities or Contractor’s performance of the Work, the most stringent provision of such codes and standards shall govern.

Section 17.7         Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and commitments with respect thereto. There are no other oral understandings, terms or conditions and neither Party has relied upon any representation, express or implied, not contained in this Agreement.

Section 17.8         Amendments. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless such amendment or modification shall be in writing and duly executed by authorized officers of both Parties.

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Section 17.9          [Reserved]

Section 17.10         Right of Waiver. Owner, in its sole discretion, shall have the right, but shall have no obligation, to waive, defer or reduce any of the requirements to which Contractor is subject under this Agreement at any time; provided, however, that such waiver is in writing. Any failure of any Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

Section 17.11        Severability. The invalidity of one or more phrases, sentences, clauses, Sections or articles contained in this Agreement shall not affect the validity of the remaining portions of the Agreement so long as the material purposes of this Agreement can be determined and effectuated. In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, Owner and Contractor shall negotiate in good faith an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement.

Section 17.12        Assignment. This Agreement or any right or obligation contained herein may be assigned by Owner or Contractor, respectively, to wholly-owned Affiliates of Owner or Contractor; provided, however, that Owner or Contractor, as the case may be, unconditionally guarantees the performance of such Affiliate’s obligations under this Agreement to the reasonable satisfaction of the other Party. This Agreement may be otherwise assigned by the Parties only upon the prior written consent of the other Party, which consent shall not be unreasonably withheld or denied. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee; any other assignment shall be void and without force or effect.

Section 17.13        Successors and Assigns. This Agreement shall be binding upon the Parties, their successors and permitted assigns.

Section 17.14        No Partnership Created. Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Contractor and Owner.

Section 17.15       Survival. All provisions of the Agreement Documents that are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement, including Article 7, Article 10, and Article 11 shall remain in effect and be enforceable following such expiration or termination. The representations and warranties of Contractor contained herein or in any other Agreement Document shall survive the execution and delivery hereof and thereof, subject to the limitations set forth herein and therein.

Section 17.16        Effectiveness. This Agreement shall be effective on, and binding upon each of the Parties, on the Effective Date; provided that Contractor shall have no obligations hereunder until the Closing Date of the Asset Purchase Agreement and the deemed issuance of the Notice to Proceed simultaneously therewith.

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Section 17.17       Further Assurances. Contractor and Owner agree to provide such information, execute and deliver any instruments and Documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

Section 17.18        Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained herein.

Section 17.19       Equal Employment Opportunity. The Parties agree that, as applicable, they will abide by the requirements of 41 CFR 60-1.4(a), 41 CFR 60-300.5(a) and 41 CFR 60-741.5(a) and that these laws are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. These regulations require that Contractor and Subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. The Parties also agree that, as applicable, they will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

Section 17.20       Counterparts. This Agreement may be signed in any number of counterparts which may be delivered electronically and each counterpart shall represent a fully executed original as if signed by both Parties, with all such counterparts together constituting but one and the same instrument.

[The next page is the signature page.]

80

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly Authorized Representatives as of the date and year first above written.

CONTRACTOR:

EDF-RE US DEVELOPMENT, LLC

BY:	EDF RENEWABLE DEVELOPMENT, INC., ITS MANAGING MEMBER

By:	/s/ Tristan Grimbert
Name: Tristan Grimbert
Title: President and Chief Executive Officer

[Signature pages to Turnkey Engineering, Procurement and Construction Services Agreement]

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly Authorized Representatives as of the date and year first above written.

OWNER:

OTTER TAIL POWER COMPANY

By:	/s/ Timothy J. Rogelstad
Name:Timothy J. Rogelstad
Title: President

[Signature pages to Turnkey Engineering, Procurement and Construction Services Agreement]